                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                            SCHEDULE 14C INFORMATION

        INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Check the appropriate box:
[X]  Preliminary Information Statement
[ ]  CONFIDENTIAL, FOR USE OF COMMISSION ONLY (AS PERMITTED BY RULE 14C-5(D)(2))
[ ]  Definitive Information Statement

                              PENNACO ENERGY, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (Check the appropriate box):
[ ] No fee required.
[X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
    (1)  Title of each class of securities to which transaction applies:
         Common Stock, par value $.001 per share (including the associated common share purchase rights), of Pennaco Energy, Inc. ("Common Stock")
         ----------------------------------------------------------------------
    (2)  Aggregate number of securities to which transaction applies:
         2,758,468(a)
         ----------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 011 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $19.00
         ----------------------------------------------------------------------
    (4)  Proposed maximum aggregate value of transaction:
         $52,410,892(a)
         ----------------------------------------------------------------------
    (5)  Total fee paid:
         $10,482(a)
         ----------------------------------------------------------------------
         (a) As of February 16, 2001, there were 2,758,468 shares of Common Stock outstanding and owned by Pennaco stockholders other than Marathon Oil Acquisition 1, Ltd. In the merger described in the accompanying information statement, each share of Common Stock not held by Marathon Oil Acquisition 1 will (subject to appraisal rights) be converted into the right to receive $19.00 in cash. The total fee paid equals one-fiftieth of one percent of the aggregate cash payment in the merger to Pennaco stockholders other than Marathon Oil Acquisition 1. Such fee is offset in its entirety as set forth below.

[ ] Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    (1)  Amount Previously Paid:
         $85,203
         ----------------------------------------------------------------------
    (2)  Form, Schedule or Registration Statement No.:
         Schedule TO
         ----------------------------------------------------------------------
    (3)  Filing Party:
         Marathon Oil Acquisition 1, Ltd., Marathon Oil Company and USX Corporation
         ----------------------------------------------------------------------
    (4)  Date Filed:
         January 8, 2001

                              PENNACO ENERGY, INC.
                           1400 16TH STREET, SUITE 510
                             DENVER, COLORADO 80202
                                                             _________ ___, 2001

Dear Stockholder:

     You are cordially invited to attend a special meeting of stockholders of Pennaco Energy, Inc., which will be held in the Conference Center at the offices of Marathon Oil Company, 5555 San Felipe, Houston, Texas 77056, on March 26, 2001, at 8:00 a.m., Houston time.

     As described in the enclosed Information Statement, at the special meeting we will ask you to vote on the adoption of the Agreement and Plan of Merger, dated as of December 22, 2000, as amended as of February 2, 2001, by and among Pennaco, Marathon Oil Company and Marathon Oil Acquisition 1, Ltd., a subsidiary of Marathon Oil Company. In the merger provided for therein, each share of common stock, other than shares held by Marathon and its subsidiaries or by any stockholder who perfects his or her appraisal rights under Delaware law, will be converted into the right to receive $19.00 in cash, without interest, on the surrender of certificates formerly representing those shares. After completion of the merger, Pennaco will be a wholly owned subsidiary of Marathon.

     The merger is the second and final step in the acquisition of Pennaco by Marathon. The first step was a tender offer by Marathon Oil Acquisition 1 for all of the outstanding shares of Pennaco's common stock at a price of $19.00 per share. Marathon Oil Acquisition 1 purchased 17,331,215 shares in the tender offer and now owns 86.3% of the outstanding shares.

     The affirmative vote of holders of a majority of the shares of Pennaco's common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger agreement. Marathon Oil Acquisition 1 owns a sufficient number of shares to assure adoption of the merger agreement at the special meeting and will vote all its shares in favor of adoption. As a result, the affirmative vote of no other stockholder will be required to effect the merger. Accordingly, Pennaco has determined not to solicit proxies from its stockholders.

     Pennaco's Board of Directors has determined that the terms of the merger are fair to and in the best interests of Pennaco and its stockholders. The Board of Directors has unanimously recommended that Pennaco stockholders vote "for" adoption of the merger agreement.

     Among the factors considered by the Board of Directors in evaluating the merger was the opinion dated December 22, 2000 of Lehman Brothers Inc., Pennaco's financial advisor, to the effect that, as of the date of such opinion and based on and subject to certain matters stated in that opinion, the $19.00 cash consideration to be received in the tender offer and the merger by the stockholders of Pennaco was fair, from a financial point of view, to such holders. A copy of that opinion is attached as Appendix A to the enclosed Information Statement and should be read carefully in its entirety for the assumptions made, matters considered and limitations in the review undertaken by Lehman Brothers Inc. in rendering its opinion.

     Whether or not you plan to attend the special meeting, please read the attached Information Statement carefully. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Please do not send any certificates for your stock at this time. You will receive instructions regarding the surrender of your stock certificates and receipt of payment for your shares after the merger is effective.

                                          Sincerely,



                                          Steven B. Hinchman
                                          President

This Information Statement is first being mailed to stockholders on or about _________ ___, 2001.

                              PENNACO ENERGY, INC.
                           1400 16TH STREET, SUITE 510
                             DENVER, COLORADO 80202
                                 (303) 629-7000


NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 26, 2001

To the Stockholders of
Pennaco Energy, Inc.:

     Notice is hereby given that a Special Meeting of the Stockholders of Pennaco Energy, Inc., a Delaware corporation, will be held in the Conference Center at the offices of Marathon Oil Company, 5555 San Felipe, Houston, Texas 77056, on March 26, 2001, at 8:00 a.m., Houston time, for the following purposes:

     - To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 22, 2000, as amended as of February 2, 2001, by and among Pennaco Energy, Inc., Marathon Oil Company and Marathon Oil Acquisition 1, Ltd., a wholly owned subsidiary of Marathon, pursuant to which Marathon Oil Acquisition 1 will be merged with and into Pennaco, with Pennaco surviving as a wholly owned subsidiary of Marathon. Each share of Pennaco common stock outstanding, other than shares held by Marathon or any of its subsidiaries or by any stockholder who perfects his or her appraisal rights under Delaware law, will be converted into the right to receive $19.00 in cash, without interest. The merger agreement is more fully described in the accompanying Information Statement, and a copy of the merger agreement is attached to the Information Statement as Appendix B.

     - To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on February 23, 2001 are entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. A list of those stockholders will be available for examination for proper purposes during ordinary business hours at the offices of Pennaco at 1400 16th Street, Suite 510, Denver, Colorado 80202, for the 10-day period before the special meeting.

     The affirmative vote of holders of a majority of the shares of Pennaco's common stock outstanding and entitled to vote at the special meeting is necessary to adopt the merger agreement. Marathon Oil Acquisition 1 owns a sufficient number of shares to assure such adoption at the special meeting and will vote all its shares in favor of the proposal. As a result, the affirmative vote of no other stockholder will be required to adopt the merger agreement. Accordingly, Pennaco has determined not to solicit proxies from its stockholders. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     An Information Statement containing a detailed description of the matters to be considered at the special meeting accompanies this notice.


                                          By order of the Board of Directors,


                                          John A. Evans
                                          Secretary

Denver, Colorado
_______ ___, 2001

                               SUMMARY TERM SHEET

     The following summarizes the most material terms of our merger with Marathon Oil Acquisition 1, Ltd., but does not contain all information that may be important to consider when evaluating the merits of the merger agreement and the merger. We encourage you to read this Information Statement and the documents we have incorporated by reference in their entirety. The actual terms and conditions of the merger are contained in the merger agreement, which we have attached to this Information Statement as Appendix B.

- At the special meeting, we will ask you to vote on the adoption of the Agreement and Plan of Merger, dated as of December 22, 2000, as amended as of February 2, 2001, by and among Pennaco, Marathon Oil Company and Marathon Oil Acquisition 1, Ltd., a subsidiary of Marathon Oil Company. In the merger, each share of common stock, other than shares held by Marathon and its subsidiaries or by any stockholder who perfects his or her appraisal rights under Delaware law, will be converted into the right to receive $19.00 in cash, without interest.

- The special meeting to vote on the adoption of the merger agreement will be held in the Conference Center at the offices of Marathon Oil Company, 5555 San Felipe, Houston, Texas 77056, on March 26, 2001, at 8:00 a.m., Houston time.

- The merger is the second and final step in the acquisition of Pennaco by Marathon. The first step was a tender offer by Marathon Oil Acquisition 1 for all of the outstanding shares of Pennaco's common stock at a price of $19.00 per share. Marathon Oil Acquisition 1 purchased 17,331,215 shares in the tender offer and now owns 86.3% of the outstanding shares. Please read "The Merger--Change of Control" on page 15.

- Marathon Oil Acquisition 1 owns a sufficient number of shares to assure adoption of the merger agreement at the special meeting and will vote all its shares in favor of the proposal. As a result, the affirmative vote of no other stockholder will be required to effect the merger. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Please read "Information Concerning the Special Meeting--Required Vote; Effect of Abstentions and Non-Votes" on page 1.

- On December 22, 2000, the Board of Directors (all of whom were unaffiliated with Marathon on that date) unanimously approved and declared the advisability of the merger agreement and the merger and recommended that you vote to adopt the merger agreement. Please read "The
     Merger--Recommendation and Reasons of the Board of Directors" beginning on page 5.

- The Board of Directors received the opinion dated December 22, 2000 of Lehman Brothers Inc., Pennaco's financial advisor, to the effect that, as of the date of such opinion and based on and subject to certain matters stated in that opinion, the $19.00 cash consideration to be received in the tender offer and the merger by the stockholders of Pennaco was fair, from a financial point of view, to such holders. Please read "The Merger--Opinion of Financial Advisor" beginning on page 6.

- Delaware law entitles stockholders who do not vote in favor of the merger, and who fulfill other procedural requirements, to a judicial appraisal of the fair value of their shares. Please read "Appraisal Rights" beginning on page 18.

- Your receipt of cash in the merger generally will be a taxable transaction to you. Please read "The Merger--Federal Income Tax Consequences of the Merger" beginning on page 15.

- Marathon estimates that funds totaling approximately $52.5 million will be required to purchase all the outstanding shares in the merger and to pay all the costs and expenses related to the merger. Marathon plans to obtain all funds needed for the merger through available cash or capital contributions or intercompany loans of available cash from its parent, USX Corporation. Marathon has no alternative financing plan to fund the payment for shares in the merger. Please read "The Merger--Financing of the Merger" on page 16.

                                TABLE OF CONTENTS


INFORMATION CONCERNING THE SPECIAL MEETING.....................................1
   Time, Place, Date...........................................................1
   Purpose of the Special Meeting..............................................1
   Record Date; Voting at the Meeting; Quorum..................................1
   Required Vote; Effect of Abstentions and Non-Votes..........................1
THE PARTIES....................................................................2
   Pennaco Energy, Inc.........................................................2
   Marathon Oil Acquisition 1, Ltd.............................................2
   Marathon Oil Company........................................................2
   USX Corporation.............................................................2
THE MERGER.....................................................................3
   Background of the Offer and the Merger......................................3
   Recommendation and Reasons of the Board of Directors........................5
   Opinion of Financial Advisor................................................6
   Marathon's Reason for the Merger...........................................12
   Merger Agreement...........................................................12
   Change of Control..........................................................15
   Rights Agreement...........................................................15
   Federal Income Tax Consequences of the Merger..............................15
   Financing of the Merger....................................................16
   Regulatory Requirements....................................................16
   Interests of Certain Persons in the Merger.................................16
   Litigation Matters.........................................................18
APPRAISAL RIGHTS..............................................................18
SECURITIES OWNERSHIP..........................................................22
WHERE YOU CAN FIND MORE INFORMATION...........................................23

APPENDIX A  OPINION OF LEHMAN BROTHERS INC.
APPENDIX B  AGREEMENT AND PLAN OF MERGER
APPENDIX C  SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                   INFORMATION CONCERNING THE SPECIAL MEETING

TIME, PLACE, DATE

     This Information Statement is furnished to stockholders of Pennaco in connection with the special meeting to be held on March 26, 2001 at the time and place specified in the attached Notice of Special Meeting, or at any adjournments or postponements thereof.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, the stockholders of Pennaco will be asked to consider and vote on the adoption of the Agreement and Plan of Merger, dated as of December 22, 2000, as amended as of February 2, 2001, among Pennaco, Marathon Oil Company and Marathon Oil Acquisition 1, Ltd., a wholly owned subsidiary of Marathon, pursuant to which Marathon Oil Acquisition 1 will be merged with and into Pennaco, with Pennaco as the surviving corporation. The merger agreement is attached as Appendix B to this Information Statement. Stockholders will also be asked to consider such other business as may properly come before the meeting.

RECORD DATE; VOTING AT THE MEETING; QUORUM

     The Board of Directors of Pennaco has fixed the close of business on February 23, 2001 as the record date for the determination of the Pennaco stockholders entitled to receive notice of and to vote at the special meeting. As of the close of business on the record date, Pennaco had outstanding 20,089,683 shares of common stock held of record by approximately _____ registered holders. Each outstanding share of common stock is entitled to one vote on all matters coming before the special meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the meeting.

REQUIRED VOTE; EFFECT OF ABSTENTIONS AND NON-VOTES

     Under Delaware law, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of Pennaco common stock. Marathon Oil Acquisition 1 owns 17,331,215 shares of Pennaco's common stock, representing 86.3% of the outstanding shares, and will vote those shares in favor of the adoption of the merger agreement. Accordingly, the Delaware law requirement will be satisfied without the affirmative vote of any other stockholder. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. IF YOU WISH TO VOTE YOUR SHARES, YOU MAY DO SO ONLY BY ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON.

     The inspectors of election will treat shares of Pennaco common stock that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the special meeting. The inspectors of election will treat "broker non-votes" (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of establishing a quorum. Since, under Delaware law, the merger agreement must be adopted by affirmative vote of a majority of the outstanding shares of Pennaco common stock, abstentions and broker non-votes will have the same effect as votes against adoption.

     IF THE MERGER IS CONSUMMATED, HOLDERS OF PENNACO COMMON STOCK WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF THEIR CERTIFICATES REPRESENTING SHARES OF COMMON STOCK. HOLDERS SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THOSE INSTRUCTIONS.

                                   THE PARTIES

PENNACO ENERGY, INC.

     Pennaco Energy, Inc. is focused on the acquisition, exploration, development and production of natural gas from coal bed methane properties located in the Powder River Basin in northeastern Wyoming and southeastern Montana. Pennaco is a Delaware corporation with its executive offices at 1400 16th Street, Suite 510, Denver, Colorado 80202, and its telephone number is
(303) 629-7000. Marathon Oil Acquisition 1, Ltd. owns 86.3% of the outstanding shares of Pennaco's common stock.

MARATHON OIL ACQUISITION 1, LTD.

     Marathon Oil Acquisition 1, Ltd., a Delaware corporation and a wholly owned subsidiary of Marathon Oil Company, was organized to acquire Pennaco and has not conducted any unrelated activities since its organization. The principal office of Marathon Oil Acquisition 1 is located at the principal office of Marathon. All outstanding shares of capital stock of Marathon Oil Acquisition 1 are owned by Marathon.

MARATHON OIL COMPANY

     Marathon is an Ohio corporation with its principal offices located at 5555 San Felipe, Houston, Texas 77056, and its telephone number is (713) 629-6600. Marathon is engaged in the worldwide exploration and production of crude oil and natural gas and, through Marathon Ashland Petroleum LLC (which is 62% owned by Marathon), refines, markets and transports petroleum products in the United States. Marathon is a wholly owned subsidiary of USX Corporation.

USX CORPORATION

     USX is a Delaware corporation with its principal offices located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-4776, and its telephone number is
(412) 433-1121. USX is a diversified company principally engaged in the energy business through its Marathon Group and in the steel business through its U.S. Steel Group.

                                   THE MERGER

BACKGROUND OF THE OFFER AND THE MERGER

     From time to time, Pennaco has been the subject of informal inquiries regarding a possible acquisition or other business combination. On September 8, 2000, Mr. Douglas E. Brooks, Manager-Business Development for the Rocky Mountain Region of Marathon, contacted Mr. Paul M. Rady, Chairman of the Board, President and Chief Executive Officer of Pennaco, to inquire about Pennaco's interest in developing a "strategic partnership" relationship or considering potential business combination alternatives, including a possible acquisition of Pennaco by Marathon. In response to that inquiry and subsequent requests for information, on September 11 and 19, 2000, members of Pennaco's senior management provided representatives of Marathon with various materials containing publicly available information about Pennaco's operations.

     On November 8, 2000, Mr. Clarence P. Cazalot, President of Marathon, contacted Mr. Rady to express Marathon's interest in acquiring Pennaco and to explore potential business combination options. On November 10, 2000, Mr. Rady and Mr. Glen C. Warren, Jr., Executive Vice President, Chief Financial Officer and Director of Pennaco, met in Houston, Texas with Mr. Cazalot, Mr. Steven B. Hinchman, Senior Vice President-- Production Operations of Marathon, and Mr. Richard J. Murphy, Manager-- Mergers and Acquisitions of Marathon, and discussed, among other things, a potential acquisition transaction. The parties agreed to explore a possible transaction over the next 30 days. Pennaco agreed at that time to provide Marathon with information concerning Pennaco's operations pursuant to the terms of a confidentiality agreement dated as of November 15, 2000.

     On November 16 and 17, 2000, representatives of Marathon met with members of Pennaco's senior management team in Denver, Colorado for an initial due diligence session. Throughout the latter half of November and the first half of December 2000, Marathon conducted a due diligence review of Pennaco and its operations.

     As a result of the preliminary discussions with Marathon, as well as other informal inquiries that had been received from time to time, Pennaco determined in late November 2000 to interview several investment banking firms in order to retain a financial advisor that would assist Pennaco with any potential transaction with Marathon, as well as any other inquiries that might be received or solicited.

     On December 8, 2000, Mr. Cazalot communicated to Mr. Rady Marathon's initial indication of interest in a transaction that would value Pennaco at $17.00 per share. After receiving this initial indication of interest, the Board of Directors held a special meeting on the same day to discuss a potential transaction with Marathon. The Board was advised of Marathon's indication of interest and the amount of its initial valuation and determined that the valuation was not acceptable. However, the Board authorized the officers of Pennaco to continue discussions with Marathon's representatives.

     Following this meeting, Pennaco representatives held additional discussions and provided additional due diligence materials to Marathon's representatives.

     On December 9, 2000, Mr. Rady called Mr. Cazalot to convey the Board's rejection of Marathon's $17.00 offer and to attempt to convince Mr. Cazalot that Marathon should raise its bid to a price in excess of $20.00 per share. In support of this effort to aggressively market Pennaco on behalf of its stockholders, on December 10, 2000, Mr. Warren sent an e-mail message to Mr. Murphy containing arguments attempting to justify a value in excess of $20.00 per share. In this e-mail message, Mr. Warren stated that Pennaco was in the process of conducting engineering work and "would fully expect [its] total proved, probable and possible reserves to . . . exceed 1.5 [trillion cubic feet]" following that analysis. Mr. Warren's e-mail message also presented a net asset valuation based on Pennaco's reserve report of June 30, 2000, which produced a valuation range of $21.23 to $24.93 per share. Attached to the e-mail message was a table reflecting Pennaco's internal reserves as of June 30, 2000, which estimated proved reserves at 195 billion cubic feet of natural gas, and probable reserves at 875 billion cubic feet of gas, for a total of 1.070 trillion cubic feet.

     In subsequent litigation surrounding Marathon's tender offer, described in detail below, Mr. Warren provided testimony by affidavit and by deposition concerning this e-mail message and net asset valuation. In his testimony, Mr. Warren explained that he had no firm basis to believe that Pennaco's reserves as of December 2000 were materially different from those reflected in its June 30, 2000 reserve report. Mr. Warren also explained that the net asset valuation provided with his e-mail used aggressive assumptions, failed to account for certain tax effects and was prepared solely for purposes of bargaining with Marathon. For its part, Marathon provided affidavit testimony that it viewed the information provided by Mr. Warren skeptically and did not rely on it.

     On December 14, 2000, Mr. Cazalot communicated to Mr. Rady Marathon's revised indication of interest in a transaction that would value Pennaco at $19.00 per share. At a regularly scheduled meeting of the Board held on the same date, the Board was advised of this revised indication of interest and of the status of the continuing discussions with Marathon. At this meeting, the Board authorized continued discussions with representatives of Marathon to see if Marathon could be induced to raise its offer price above $19.00 per share. The Board also authorized the engagement of Lehman Brothers Inc. to act as the Board's financial advisor with respect to the proposed transaction and authorized the appropriate officers of Pennaco to engage legal counsel.

     On December 15, 2000, following continued negotiations between senior representatives of Marathon and Pennaco, during which Marathon refused to raise its offer above $19.00 per share, the representatives of the parties reached a tentative agreement as to the principal economic terms of the transaction, subject to finalizing Marathon's due diligence, negotiation of a definitive agreement and the approval of each party's board of directors. Pennaco directed its counsel to prepare an initial draft of the merger agreement, which was circulated to Marathon and its representatives on December 18, 2000. Between December 18 and 22, 2000, representatives of Marathon conducted a further due diligence review of Pennaco and its operations.

     Lehman Brothers conducted formal due diligence with Pennaco's senior management in Denver, Colorado on December 18 and 19, 2000. Among other information, Lehman Brothers was provided with Pennaco's 1999 year-end reserve report from its third-party engineer, as well as Pennaco's internal June 30, 2000 reserve report. During its due diligence, Lehman Brothers was not provided with the reserve prediction or aggressive net asset valuation contained in Mr. Warren's December 10, 2000 e-mail to Mr. Murphy. After Lehman Brothers was provided with this information during the course of litigation, a representative of Lehman Brothers provided affidavit testimony that the information would not have had a material impact on the equity value per share for the three cases that Lehman Brothers eventually presented to the Board.

     On December 19, 2000, the Board held a special meeting to again discuss the terms of the proposed transaction. Representatives of Lehman Brothers were also present at the meeting and described the role Lehman Brothers would play in connection with the continued discussions with Marathon, the financial analysis Lehman Brothers would undertake and the proposed terms of the transaction. Representatives of Pennaco's counsel were also present and described the legal issues surrounding a proposed transaction, as well as the terms of the transaction contained in the initial draft of the merger agreement that had been delivered to Marathon and its legal counsel. The Board directed the appropriate officers of Pennaco, assisted by Lehman Brothers, as well as Pennaco's counsel, to continue negotiations with Marathon and its representatives. Following this meeting, representatives and advisors of Pennaco and Marathon proceeded to negotiate, in detail, the terms of the proposed transaction, including at meetings and by conference calls held on December 20, 21 and 22, 2000.

     On December 22, 2000, the Board held a special meeting to review and discuss with Pennaco's management and legal and financial advisors the terms of the proposed acquisition and the applicable agreements. At this meeting, Lehman Brothers reviewed with the Board its financial analysis of the consideration payable in the offer and the merger and rendered to the Board an oral opinion (confirmed in writing) to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the $19.00 per share cash consideration to be received in the offer and the merger by Pennaco's stockholders was fair, from a financial point of view, to such holders. Also at this meeting, Pennaco's counsel gave an update with respect to various legal aspects of the transaction. At the conclusion of this meeting, the Board unanimously approved the offer, the merger and the merger agreement, determined that the offer, the merger and the merger agreement are advisable and fair to and in the best interests of Pennaco's stockholders, and recommended that the stockholders accept the offer and tender their shares pursuant thereto and, if required by Delaware law, to vote in favor of the adoption of the merger agreement.

     Also on December, 22, 2000, the Board of Directors of USX recommended that Marathon should complete the acquisition of Pennaco, and the Board of Directors of Marathon approved the merger agreement and the transactions contemplated thereby by a unanimous written consent dated as of that date.

     The merger agreement was thereafter finalized and executed after the closing of trading on December 22, 2000, and a joint press release announcing the proposed offer and the merger was issued by Pennaco and Marathon.

     On December 27, 2000, Pennaco filed with the Securities and Exchange Commission a Current Report on Form 8-K announcing that it had entered into the merger agreement, which included as an exhibit a publicly available copy of the merger agreement.

     On January 8, 2001, Marathon Oil Acquisition 1 commenced the offer, which expired on February 5, 2001. In the offer, Marathon Oil Acquisition 1 accepted for purchase and paid for, and currently owns, 17,331,215 shares of Pennaco common stock, which represents 86.3% of the outstanding shares.

     On February 9, 2001, Gregory V. Gibson, Mr. Rady and Mr. Warren resigned from the Board of Directors. As required by the merger agreement, the remaining outside directors, David W. Lanza and Kurt M. Petersen, approved an increase in the size of the Board to seven members and appointed Marathon designees Philip
G. Behrman, G. David Golder, Steven B. Hinchman, John T. Mills and Richard J. Murphy to the Board.

RECOMMENDATION AND REASONS OF THE BOARD OF DIRECTORS

     At a meeting held on December 22, 2000, the Board of Directors (all of whom were unaffiliated with Marathon on that date) unanimously approved the merger agreement, the offer and the merger, determined that the merger agreement, the offer and the merger are advisable and fair to, and in the best interests of, Pennaco and its stockholders and voted to recommend that Pennaco's stockholders tender their shares in the offer and, if required by Delaware law, to vote in favor of the adoption of the merger agreement. Accordingly, the Board of Directors unanimously recommends that Pennaco stockholders vote "for" adoption of the merger agreement.

     In making these determinations and recommendations, the Board of Directors considered a number of factors, including, without limitation, the following:

     - the Board's knowledge of Pennaco's business, operations, prospects, projected financial performance and competitive position and current trends in the natural gas industry, including production of coal bed methane gas;

     - the financial and other terms and conditions of the offer and the merger agreement and the fact that they were the product of arm's-length negotiations between the parties;

     - the fact that the $19.00 per share price to be received by Pennaco's stockholders in the offer and the merger represents a significant premium over the historical trading prices for Pennaco's common stock since it began trading in July 1998, including a 30% premium over the closing market price of $14.625 per share on December 21, 2000, the last full trading day prior to the Board's approval of the merger agreement, and a 40% premium over the average closing market price of $13.5375 per share for the 20 trading days prior to the Board's approval of the merger agreement;

     - the fact that the offer and the merger provide for a prompt cash tender offer for all of the shares to be followed by the merger for the same consideration, thereby enabling Pennaco's stockholders to obtain promptly the benefits of the transaction in exchange for their shares;

     - the financial presentation of Lehman Brothers Inc., including its opinion as to the fairness, from a financial point of view and as of the date of the opinion, of the $19.00 per share cash consideration to be received in the offer and the merger by Pennaco's stockholders, which opinion is more fully described below under "--Opinion of Financial Advisor";

     - the fact that the offer and the merger were not expressly conditioned on the availability of financing, which, combined with the experience, reputation and financial condition of Marathon, increased the likelihood that the proposed offer and merger would be consummated;

     - the terms of the merger agreement, including the parties' representations, warranties and covenants and the conditions to their respective obligations;

     - the interests of Pennaco's directors and executive officers in the proposed transaction as described under "--Interests of Certain Persons in the Merger"; and

     - the fact that Pennaco could terminate the merger agreement, prior to the acceptance for payment of shares in the offer, in order to approve a tender offer for the shares or other proposed business combination by a third party on terms more favorable to Pennaco's stockholders than Marathon's offer and the merger, upon the payment to Marathon of a $15 million termination fee.

     The Board of Directors did not assign relative weights to the above factors or determine that any factor was of particular importance. Rather, the Board viewed its position and recommendations as being based on the totality of the information presented to and considered by it. In addition, it is possible that different members of the Board assigned different weights to the various factors described above.

OPINION OF FINANCIAL ADVISOR

     Lehman Brothers has acted as financial advisor to Pennaco in connection with the proposed transaction. On December 22, 2000, Lehman Brothers rendered its opinion to the Board that as of such date, from a financial point of view, the cash consideration of $19.00 per share to be offered by Marathon to Pennaco's stockholders in connection with the proposed transaction was fair to such stockholders. On the date of the Lehman Brothers opinion, neither Marathon nor any of its subsidiaries beneficially owned any shares of Pennaco common stock. Accordingly, the Lehman Brothers opinion addresses the fairness, from a financial point of view, of the consideration to be received in the offer and the merger by the Pennaco stockholders other than Marathon and its subsidiaries.

     THE FULL TEXT OF LEHMAN BROTHERS' OPINION DATED DECEMBER 22, 2000 IS INCLUDED AS APPENDIX A TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF PENNACO'S COMMON STOCK MAY READ LEHMAN BROTHERS' OPINION FOR A DISCUSSION OF THE PROCEDURES FOLLOWED, FACTORS CONSIDERED, ASSUMPTIONS MADE AND QUALIFICATIONS AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY LEHMAN BROTHERS IN CONNECTION WITH ITS OPINION.

     LEHMAN BROTHERS' ADVISORY SERVICES AND OPINION WERE PROVIDED FOR THE INFORMATION AND ASSISTANCE OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITS CONSIDERATION OF THE PROPOSED TRANSACTION. LEHMAN BROTHERS' OPINION IS NOT A RECOMMENDATION TO ANY STOCKHOLDER OF PENNACO AS TO WHETHER TO VOTE FOR OR AGAINST THE MERGER AGREEMENT AND THE MERGER. LEHMAN BROTHERS WAS NOT REQUESTED TO OPINE AS TO, AND ITS OPINION DOES NOT ADDRESS, PENNACO'S UNDERLYING BUSINESS DECISION TO PROCEED WITH OR EFFECT THE MERGER.

     In arriving at its opinion, Lehman Brothers reviewed, among other things:

     - the merger agreement and the specific terms of the proposed transaction;

     - publicly available information concerning Pennaco that Lehman Brothers believed to be relevant to its analysis, including Pennaco's Annual Report for the year ended December 31, 1999 and Pennaco's Quarterly Report for the period ended September 30, 2000;

     - a reserve report prepared by Pennaco as of June 30, 2000 and a third-party engineer reserve report as of December 31, 1999 detailing certain estimates of proved reserves and future production, revenue, operating costs and capital investment for Pennaco as of such dates;

     - a schedule prepared by Pennaco's management of Pennaco's estimated probable and possible reserves as of June 30, 2000;

     - financial and operating information with respect to the business, operations and prospects of Pennaco furnished to Lehman Brothers by Pennaco, including financial projections for Pennaco for the period from 2000 through 2005;

     - a trading history of Pennaco's common stock from December 19, 1999 to December 19, 2000 and a comparison of that trading history with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the historical financial results and present financial condition of Pennaco with those of other companies that Lehman Brothers deemed relevant;

     - a comparison of the financial terms of the proposed transaction with the financial terms of certain other oil and gas transactions that Lehman Brothers deemed relevant; and

     - a review of Pennaco's current liquidity position and short-term capital requirements with the management of Pennaco.

     In addition, Lehman Brothers had discussions with the management of Pennaco concerning Pennaco's business, operations, assets, financial condition, prospects, reserves, production profile and exploration programs and undertook such other studies, analyses and investigations that Lehman Brothers deemed appropriate.

     In arriving at its opinion, Lehman Brothers assumed and relied upon the accuracy and completeness of the financial and other information used by Lehman Brothers without assuming any responsibility for independent verification of such information and further relied upon the assurances of management of Pennaco that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Pennaco and the estimates of future production, revenue, operating costs and capital investment for Pennaco, each as prepared by Pennaco, upon advice of Pennaco, Lehman Brothers assumed that such projections and estimates were reasonably prepared on a basis reflecting the best currently available estimates and judgments of Pennaco's management as to the future performance of Pennaco, and that Pennaco will perform substantially in accordance with such projections and estimates. However, for purposes of its analysis, Lehman Brothers also considered certain somewhat more conservative assumptions which resulted in certain adjustments to the projections and estimates of Pennaco. Lehman Brothers discussed these adjusted projections and estimates with the management of Pennaco and Pennaco's management agreed with the appropriateness of the use of such adjusted projections and estimates by Lehman Brothers in performing its analysis. In arriving at its opinion, Lehman Brothers did not conduct a physical inspection of the properties and facilities of Pennaco and did not make or obtain any evaluations or appraisals of the assets or liabilities of Pennaco. In addition, the Board did not authorize Lehman Brothers to solicit, and Lehman Brothers has not solicited, any indications of interest from any third parties with respect to the purchase of all or a part of Pennaco's business. Lehman Brothers' opinion necessarily was based on market, economic and other conditions as they existed on, and could be evaluated as of, December 22, 2000.

     No limitations were imposed by Pennaco on the scope of Lehman Brothers' investigation or the procedures to be followed by Lehman Brothers in rendering its opinion. In connection with rendering its opinion, Lehman Brothers performed certain financial, comparative and other analyses as described below. In arriving at its opinion, Lehman Brothers did not ascribe a specific range of value to Pennaco, but rather made its determination as to the fairness, from a financial point of view, of the cash consideration of $19.00 per share to be offered to Pennaco's stockholders in the proposed transaction on the basis of the analysis described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Lehman Brothers did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Lehman Brothers believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the opinion. In its analyses, Lehman Brothers made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Pennaco. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in the analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses could actually be sold.

     Valuation Analysis

     Lehman Brothers performed a valuation of Pennaco using the following methodologies: net asset valuation analysis, comparable companies analysis and comparable transactions analysis. Each of these methodologies was used to generate a reference enterprise value range for Pennaco. The enterprise value range was adjusted for appropriate on and off balance sheet assets and liabilities to arrive at an equity value range (in aggregate dollars). The equity value range was divided by fully diluted shares outstanding which is comprised of primary shares, outstanding options and outstanding warrants. The per share equity value ranges were then compared to the $19.00 per share cash consideration to be offered to Pennaco's stockholders in the offer and the merger. The implied per share equity values derived using the various valuation methodologies described above supported the conclusion that the consideration to be received by Pennaco's stockholders was fair, from a financial point of view, to such stockholders.

     The various valuation methodologies noted above and the implied per share equity values derived therefrom are included in the following table. This table should be read together with the more detailed descriptions set forth below. The table alone does not constitute a complete description of the financial and comparative analyses. Considering the implied per share equity values without considering the narrative description of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the process underlying, and conclusions represented by, Lehman Brothers' opinion.



                                            SUMMARY DESCRIPTION OF VALUATION
VALUATION METHODOLOGY                                  METHODOLOGY                    IMPLIED EQUITY VALUE PER SHARE
-----------------------------             --------------------------------------    -----------------------------------
NET ASSET VALUATION ANALYSIS..........    Net present valuation of after-tax
                                          cash flows generated by proved
                                          reserves using selected hydrocarbon
                                          pricing scenarios and discount rates
                                          plus evaluation of probable reserves
                                          and other assets and liabilities
                                         -- Case I Gas Prices                               $ 6.27 - $ 8.31
                                         -- Case II Gas Prices                             $ 12.14 - $ 15.24
                                         -- Case III Gas Prices                            $ 15.14 - $ 18.89
COMPARABLE COMPANIES ANALYSIS.........    Market valuation benchmark based on
                                          the common stock trading multiples of
                                          selected comparable companies for
                                          selected financial and asset-based
                                          measures excluding incorporation of a
                                          control premium                                  $ 13.21 - $ 17.44
                                          Comparable companies valuation
                                          analysis incorporating a 15% control
                                          premium                                          $ 15.19 - $ 20.06
COMPARABLE TRANSACTIONS ANALYSIS......    Market valuation benchmark based on
                                          consideration paid in selected
                                          comparable transactions                           $ 8.98 - $ 11.10
CONSIDERATION TO BE RECEIVED BY
PENNACO'S STOCKHOLDERS IN THE OFFER
AND THE MERGER........................                                                          $ 19.00


         Net Asset Valuation Analysis. Lehman Brothers estimated the present value of the future after-tax cash flows expected to be generated from Pennaco's proved reserves as of January 1, 2001 based on estimated reserves, production cost estimates and a range of discount rates and assuming a tax rate of 38%, all as provided by Pennaco's management and discussed with Pennaco's management. Lehman Brothers added to such estimated values for proved reserves assessments of the value of certain other assets and liabilities of Pennaco, including probable and possible reserves and other land and acreage. Identified probable and possible reserves were assessed based on the results of the evaluation of proved undeveloped reserves with certain additional adjustments to reflect the risk profile of the probable and possible reserves. Additional land and acreage were assessed using a range of multiples as determined by Lehman Brothers through discussions with Pennaco's management. The net asset valuation analysis was performed under three natural gas price scenarios (Case I, Case II and Case III), which are described below.

     The natural gas price forecasts employed by Lehman Brothers were based on New York Mercantile Exchange ("NYMEX") price forecasts (Henry Hub, Louisiana delivery) from which adjustments were made to reflect location and quality differentials. NYMEX gas price quotations are stated in heating value equivalents per million British Thermal Units ("MMBtu"), which are adjusted to reflect the value per thousand cubic feet ("MCF") of gas. The table below presents a summary of natural gas price forecasts employed by Lehman Brothers for each pricing case.


                                                ESCALATION    PRICE      COST
HENRY HUB ($/MMBTU)      2001E   2002E   2003E  THEREAFTER     CAP    ESCALATION
-------------------      -----   -----   -----  ----------   -------  ----------
Case I................   $3.00   $2.90   $2.80      --         N.A        --
Case II...............   $5.00   $4.15   $3.50      --         N.A        --
Case III..............   $6.07   $4.37   $3.86     1.5%       $5.00      1.5%

     Case I reflects an estimate developed by Lehman Brothers, in consultation with Pennaco, of future natural gas prices which commercial banks and other lenders might have considered, as of December 19, 2000, in determining borrowing bases for exploration and production companies. Case II reflects the published natural gas price forecasts employed as of December 19, 2000 by Lehman Brothers' equity research department in developing earnings and cash flow estimates for exploration and production companies for which they publish research. Case III reflects, for each of the three years shown, forward-market prices as of December 19, 2000 for natural gas. These prices were determined by averaging the 12 monthly NYMEX natural gas futures contracts for each of the three years. In each of the price cases, adjustments are made to account for heating content of the gas and costs related to gathering, processing and transportation.

     The net asset valuation analysis resulted in implied per share equity values of $6.27 to $8.31 for Case I; $12.14 to $15.24 for Case II; and $15.14 to $18.89 for Case III. The consideration of $19.00 per share offered to Pennaco's stockholders in the offer and the merger exceeds the high end of this overall valuation range.

     Comparable Companies Analysis. Lehman Brothers reviewed the public stock market trading multiples for selected exploration and production companies including:

     -    Barrett Resources Corporation

     -    Burlington Resources Inc.

     -    Cross Timbers Oil Company

     -    EOG Resources, Inc.

     -    Evergreen Resources, Inc.

     -    HS Resources, Inc.

     -    Louis Dreyfus Natural Gas Corp.

     -    Prima Energy Corporation

     -    Tom Brown, Inc.

     Using publicly available information, Lehman Brothers calculated and analyzed the adjusted capitalization multiples of certain historical and projected financial and operating criteria such as earnings before interest, taxes, depreciation, depletion, amortization and exploration expenses ("EBITDE"), proved reserves, net income and discretionary cash flow. The adjusted capitalization of each company was obtained by adding its long-term debt to the sum of the market value of the common equity, the value of its preferred stock and the book value of any minority interest, minus cash balance. The appropriate projected 2000, 2001 and 2002 EBITDE multiple ranges were determined to be 6.0x to 7.0x, 4.5x to 5.5x, and 4.0x to 5.0x, respectively. Proved reserve multiple ranges were determined to be $1.50 to $1.70 per thousand cubic feet of gas equivalent ("Mcfe"); the multiples were applied to Pennaco's management's internal reserve estimates as of July 1, 2000. The appropriate projected 2000, 2001 and 2002 net income multiple ranges were determined to be 15.0x to 18.0x, 10.0x to 12.0x, and 9.0x to 11.0x, respectively. The appropriate projected 2000, 2001 and 2002 discretionary cash flow multiple ranges were determined to be 5.5x to 6.5x, 4.0x to 5.0x, and 3.5x to 4.5x, respectively.

     This methodology yielded valuations for Pennaco that implied a per share equity value range of $13.21 to $17.44. Additionally, a control premium was applied to reflect potential additional per share value of owning a majority interest in the equity of Pennaco. This control premium was estimated to be 15%. This methodology yielded valuations for Pennaco that implied a per share equity value range of $15.19 to $20.06. The cash consideration of $19.00 per share offered to Pennaco's stockholders in the offer and the merger falls within this range.

     Because of the inherent differences between the corporate structure, businesses, operations and prospects of Pennaco and the corporate structure, businesses, operations and prospects of the companies included in the comparable company groups, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the financial and operating characteristics of Pennaco and the companies in the comparable company group that would affect the public trading values of Pennaco and such comparable companies.

     Comparable Transactions Analysis. Lehman Brothers reviewed certain publicly available information on selected transactions which were announced or took place from May 1998 to November 2000, including, but not limited to:

     -    Calpine Corporation/TriGas Exploration Inc.

     -    Apache Corporation/Fletcher Challenge Ltd.

     -    Apache Corporation/Phillips Petroleum Company

     -    Tom Brown, Inc./Stellarton Energy Corporation

     -    Pogo Producing Company/North Central Oil Corp.

     -    Stone Energy Corporation/Basin Exploration, Inc.

     -    The Meridian Resource Corporation/Shell Oil Company

     -    Forest Oil Corporation/Forcenergy Inc.

     -    Chesapeake Energy Corporation/Gothic Energy Corporation

     -    Devon Energy Corporation/Santa Fe Snyder Corporation

     -    BP Amoco Corporation/Vastar Resources, Inc.

     -    AEC Oil & Gas/McMurry Oil Company

     -    Louis Dreyfus Natural Gas Corp./Costilla Energy, Inc.

     -    Anadarko Petroleum Corporation/Union Pacific Resources Group Inc.

     -    Prize Energy Corp./Vista Energy Resources, Inc.

     -    St. Mary Land & Exploration Company/King Ranch Energy

     -    Devon Energy Corporation/PennzEnergy Company

     -    Cross Timbers Oil Company/Spring Holding Co.

     -    Santa Fe Energy Resources, Inc./Snyder Oil Corporation

     -    Ocean Energy, Inc./Seagull Energy Corporation

     -    Kerr-McGee Corporation/Oryx Energy Company

     -    Pogo Producing Company/Arch Petroleum, Inc.

     -    Lomak Petroleum, Inc./Domain Energy Corporation

     -    Atlantic Richfield Company/Union Texas Petroleum Holdings, Inc.

     For each transaction, relevant transaction multiples were analyzed including: total purchase price (equity purchase price plus assumed obligations) divided by latest twelve month ("LTM") EBITDE; total purchase price divided by proved oil and natural gas reserves on an Mcfe basis; total purchase price divided by estimated current net production; and equity purchase price divided by the LTM discretionary cash flow. The appropriate LTM EBITDE multiple range was determined to be 7.5x to 8.5x. The appropriate proved reserve multiple range was determined to be $1.40 to $2.00 per Mcfe. The appropriate net daily production multiple range was determined to be $4.75 to $5.25 per MMcf/d. The appropriate LTM discretionary cash flow multiple range was determined to be 7.0x and 8.0x.

     This methodology yielded valuations for Pennaco that implied per share equity values ranging from $8.98 to $11.10. The consideration of $19.00 per share offered to Pennaco's stockholders in the offer and the merger exceeds the high end of this valuation range.

     Because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Pennaco and the acquired businesses analyzed, Lehman Brothers believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and, accordingly, also made qualitative judgments concerning differences between the characteristics of each of these transactions and the transactions contemplated by the merger agreement involving Pennaco.

     E&P Transaction Premiums Analysis

     Lehman Brothers reviewed certain publicly available information related to selected exploration and production corporate transactions to calculate the amount of the premiums paid by the acquirers to the acquired company's stockholders. Transactions analyzed included, but were not limited to:

     -    Tom Brown, Inc./Stellarton Energy Corporation

     -    Amerada Hess/Lasmo

     -    Stone Energy Corporation/Basin Exploration, Inc.

     -    Devon Energy Corporation/Santa Fe Snyder Corporation

     -    Anadarko Petroleum Corporation/Union Pacific Resources Group Inc.

     -    Devon Energy Corporation/Pennzenergy Company

     -    Santa Fe Energy Resources, Inc./Snyder Oil Corporation

     -    Ocean Energy, Inc./Seagull Energy Corporation

     -    Kerr-McGee Corporation/Oryx Energy Company

     -    Pogo Producing Company/Arch Petroleum, Inc.

     -    Atlantic Richfield Company/Union Texas Petroleum Holdings, Inc.

     -    Ocean Energy, Inc./United Meridian Corporation

     -    Chesapeake Energy Corporation/Hugoton Energy Corporation

     -    Pioneer Natural Resources Company/Chauvco Resources, Ltd.

     -    Texaco Inc./Monterey Resources, Inc.

     -    Burlington Resources Inc./Louisiana Land & Exploration Company

     -    Louis Dreyfus Natural Gas Corp./American Exploration Company

     -    Parker & Parsley Petroleum Company/Mesa Inc.

     Lehman Brothers calculated the premiums paid by the acquirer by comparing the per share purchase price in each transaction to the historical stock price of the acquired company as of one day, one week and one month prior to the announcement date. Lehman Brothers compared the premiums paid in the precedent transactions to the premium levels implied by the $19.00 cash consideration offered to Pennaco's stockholders in the offer and the merger. The table below sets forth the summary results of the analysis:


                                                    PERCENTAGE PREMIUM TO THE
                                                   PRICE AS OF DAY(S) PRIOR TO
                                                     TRANSACTION ANNOUNCEMENT
                                                   ---------------------------
SELECTED TRANSACTIONS                              1-DAY     1-WEEK    4-WEEKS
---------------------                              -----     ------    -------
Mean............................................   16.3%      19.3%     24.5%
Median..........................................   14.9%      17.6%     22.3%

PREMIUM TO BE RECEIVED BY PENNACO'S STOCKHOLDERS
IN THE OFFER AND THE MERGER (PREMIUMS CALCULATED
AS OF DECEMBER 19, 2000)........................   24.6%      34.5%     50.5%

     Additionally, Lehman Brothers advised the Board of Directors that the $19.00 offer was a premium of 9.4% to Pennaco's all-time closing high and 7.0% to Pennaco's all-time intra-day high.

     Lehman Brothers is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pennaco selected Lehman Brothers because of its expertise, reputation and familiarity with Pennaco and because its investment banking professionals have substantial experience in transactions comparable to those which are contemplated by the merger agreement involving Pennaco.

     Lehman Brothers has acted as financial advisor to Pennaco in connection with the transactions contemplated by the merger agreement and will receive a fee for its services which is contingent upon the consummation of the proposed transaction. In addition, Pennaco has agreed to indemnify Lehman Brothers for certain liabilities that may arise out of the rendering of its engagement, including certain liabilities under the federal securities laws.

     Lehman Brothers has also performed various investment banking services for Marathon and USX in the past and has received customary fees for those services. In the ordinary course of its business, Lehman Brothers actively trades in the securities of Pennaco and USX for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

MARATHON'S REASON FOR THE MERGER

     Marathon's reason for engaging in the merger is to increase its ownership of Pennaco from 83.6% to 100%. The acquisition of the shares of Pennaco common stock was structured as a cash tender offer followed by a cash merger so as to effect a prompt and orderly transfer of ownership of Pennaco from Pennaco's public stockholders to Marathon and to provide those stockholders with cash for all of their shares.

MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement that relate to the merger. A copy of the merger agreement is attached as Appendix B to this Information Statement. An amendment to the merger agreement also is attached as Appendix B. The description of the merger agreement, as amended, contained in this section is qualified in its entirety by reference to the full text of the merger agreement. The merger agreement, as amended, is incorporated into this Information Statement by this reference.

     The Merger

     The merger agreement provides for the merger of Marathon Oil Acquisition 1 with and into Pennaco. Pennaco will be the surviving corporation and will become a wholly owned subsidiary of Marathon at the effective time of the merger. In the merger, each share of Pennaco common stock outstanding immediately prior to the effective time (other than shares held by stockholders who perfect their appraisal rights under Delaware law ("Dissenting Shares") and shares held in Pennaco's treasury or owned by Marathon or its subsidiaries) will be converted into the right to receive $19.00 in cash, without interest.

     Each share of Pennaco common stock that is held in Pennaco's treasury or that is owned by Marathon or its subsidiaries will be canceled and retired without payment of any consideration therefor.

     Each share of common stock of Marathon Oil Acquisition 1 outstanding immediately prior to the effective time will be converted into and become one share of common stock of the surviving corporation and will constitute the only outstanding shares of capital stock of the surviving corporation.

     Stockholders who do not vote to adopt the merger agreement and who otherwise strictly comply with the provisions of Delaware law regarding statutory appraisal rights have the right to seek a determination of the fair value of their shares of common stock and payment in cash therefor in lieu of the merger consideration. See "Appraisal Rights."

     The closing of the merger will occur on the second business day on which the last of the conditions to the merger contained in the merger agreement has been satisfied or waived or on such other date as Marathon and Pennaco may agree. On the closing date, the parties will cause a certificate of merger to be filed with the Delaware Secretary of State, and the time of such filing will be the "effective time" unless otherwise provided in the certificate of merger.

     Under the merger agreement, the certificate of incorporation and bylaws of Pennaco will be the certificate of incorporation and bylaws of the surviving corporation of the merger. The directors of Marathon Oil Acquisition 1 and the officers of Pennaco immediately prior to the effective time will be the initial directors and officers of the surviving corporation.

     Procedures for Exchange of Certificates

     Marathon will cause to be deposited with The Bank of New York, as paying agent, on a timely basis, as and when needed after the effective time, cash necessary to pay for the shares converted into the right to receive the merger consideration to be paid under the merger agreement. As soon as reasonably practicable after the effective time, the paying agent will mail a transmittal form to former stockholders of Pennaco. The transmittal form will contain instructions with respect to the surrender of stock certificates formerly representing shares of Pennaco common stock to be exchanged in the merger. STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL FORM.

     Upon the surrender of each certificate by Pennaco stockholders, the holder of such certificate will be entitled to receive, in exchange for each share of Pennaco common stock represented by such certificate, $19.00 in cash, without interest, subject to any required withholding tax. Any surrendered certificate will be canceled.

     At or after the effective time, no transfers of Pennaco common stock will be permitted on the stock transfer books of the surviving corporation. If, after the effective time, certificates formerly representing shares of Pennaco common stock are presented to the surviving corporation or the paying agent, such certificates will be canceled and exchanged for cash in an amount equal to the merger consideration deliverable under the merger agreement.

     Any portion of the exchange fund that remains undistributed to former stockholders of Pennaco 180 days after the effective time will be delivered to the surviving corporation. After that time, a holder of a certificate representing Pennaco common stock may look only to the surviving corporation for payment of the merger consideration.

     None of Marathon, Marathon Oil Acquisition 1, Pennaco, the surviving corporation or the paying agent will be liable to any person for any payments or distributions from the exchange fund delivered to a public official under any applicable abandoned property, escheat or similar law.

     Composition of the Pennaco Board

     Following consummation of the offer, Gregory V. Gibson, Paul M. Rady and Glen C. Warren, Jr. resigned from the Board of Directors. As required by the merger agreement, the remaining outside directors, David W. Lanza and Kurt M. Petersen, approved an increase in the size of the Board to seven members and appointed Marathon designees Philip G. Behrman, G. David Golder, Steven B. Hinchman, John T. Mills and Richard J. Murphy to the Board.

     The merger agreement provides that, until the effective time of the merger, Marathon will have the right to designate a number of directors that is proportionate to its percentage ownership of shares of Pennaco common stock. The merger agreement also provides that, until the effective time, the Pennaco Board will have at least two directors who are directors on the date of the merger agreement and who are not officers of Pennaco. In addition, if the number of independent directors is reduced below two for any reason whatsoever, the remaining independent director will be entitled to designate a person to fill the vacancy or, if no independent directors then remain, the other directors will designate two persons to fill such vacancies who are not officers, stockholders or affiliates of Pennaco, Marathon Oil Acquisition 1 or Marathon.

     Any amendment or termination of the merger agreement by Pennaco, extension of time for the performance, or waiver, of the obligations or other acts of Marathon Oil Acquisition 1 or Marathon or waiver of Pennaco's rights under the merger agreement will require the approval of all the independent directors (and, in any event, at least two independent directors) in addition to any required approval by the full Pennaco Board.

     Under the merger agreement, as a result of the merger, the directors of Marathon Oil Acquisition 1 immediately prior to the effective time will become the directors of Pennaco, as the surviving corporation.

     Conditions to the Merger

     The merger agreement provides that the obligation of each party to effect the merger is subject to the satisfaction or waiver, on or prior to the closing date of the merger, of the following conditions:

     - the merger agreement shall have been adopted by the stockholders of Pennaco;

     - no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect; and

     - no statute, code or regulation shall have been enacted or promulgated by any governmental entity that prohibits consummation of the merger.

     Termination

     The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time:

     - by mutual written consent of Marathon and Pennaco, subject to approval of the independent directors of the Pennaco Board of Directors; or

     - by either Marathon or Pennaco if a statute, rule or executive order has been enacted, entered or promulgated prohibiting the transactions contemplated by the merger agreement on the terms contemplated thereby or if any governmental entity has issued an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger and such order, decree, ruling or other action has become final and nonappealable.

     The merger agreement provides that, in the event of termination thereof by either Pennaco or Marathon as described above, the merger agreement will become void and have no effect, without any liability or obligation on the part of Marathon, Marathon Oil Acquisition 1 or Pennaco, except that:

     - certain provisions of the merger agreement will survive such termination, and

     - no party will be relieved from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in the merger agreement, and such party will be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

     Fees and Expenses

     All fees and expenses incurred in connection with the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

     Amendment

     Subject to the provisions described above under "--Composition of the Pennaco Board" regarding approval by the independent directors, the merger agreement may be amended, supplemented or modified by written agreement among the parties at any time before or after adoption of the merger agreement by the stockholders of Pennaco. After such adoption, however, no amendment, supplement or modification may be made that by law requires further approval by the stockholders of Pennaco without the further approval of such stockholders.

CHANGE OF CONTROL

     The offer expired at 12:00 midnight, New York City time, on Monday, February 5, 2001. Based on information provided by The Bank of New York, as the depositary for the offer, as of midnight, New York City time, on Monday, February 5, 2001, 17,563,120 shares (including 956,809 shares subject to guarantees of delivery within three trading days after the expiration date) were validly tendered in the offer and not withdrawn. Of the shares subject to guarantees of delivery, 231,905 shares were not delivered as guaranteed. Accordingly, Marathon Oil Acquisition 1 accepted for purchase and paid for in the offer, and currently owns, 17,331,215 shares, which represents 86.3% of the outstanding shares of Pennaco common stock.

RIGHTS AGREEMENT

     Effective as of December 22, 2000, the Pennaco Board of Directors amended the Rights Agreement dated as of February 24, 1999 between Pennaco and Computershare Investor Services, L.L.C., as rights agent, to render the common share purchase rights that are attached to and trade with Pennaco common stock inapplicable to the offer, the merger and the other transactions contemplated by the merger agreement.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following is a summary of material U.S. federal income tax considerations relevant to beneficial owners whose shares of common stock are converted to cash in the merger. This summary is based on laws, regulations, rulings and decisions currently in effect, all of which are subject to change possibly with retroactive effect, and is not applicable to Marathon and certain parties related to Marathon, if any. The summary applies only to beneficial owners who hold shares of common stock as capital assets within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), and may not apply to certain types of beneficial owners of common stock (such as insurance companies, tax-exempt organizations and broker-dealers) who may be subject to special rules. This summary does not address the U.S. federal income tax consequences to a beneficial owner of common stock who, for U.S. federal income tax purposes, is a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH BENEFICIAL OWNER OF SHARES OF COMMON STOCK SHOULD CONSULT SUCH BENEFICIAL OWNER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH BENEFICIAL OWNER AND THE PARTICULAR TAX EFFECTS TO SUCH BENEFICIAL OWNER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND OF STATE, LOCAL AND OTHER TAX LAWS.

     The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a beneficial owner of shares of common stock will recognize capital gain or loss equal to the difference between the beneficial owner's adjusted tax basis in the shares of common stock converted to cash in the merger and the amount of cash received. Gain or loss must be determined separately for each block of common stock (i.e., shares of common stock acquired at the same cost in a single transaction) converted to cash in the merger.

     Net capital gain (i.e., generally, capital gain in excess of capital loss) recognized by individuals, estates and trusts from the sale of property held more than one year will generally be taxed at a rate not to exceed 20% for U.S. federal income tax purposes. Net capital gain from property held for one year or less will be subject to tax at ordinary income tax rates. In addition, capital gains recognized by a corporate taxpayer will be subject to tax at the ordinary income tax rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

     Payments in connection with the merger may be subject to "backup withholding" at a rate of 31%, unless a beneficial owner of common stock (1) comes within certain exempt categories (including a corporation) or (2) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the beneficial holder subject to the withholding.

FINANCING OF THE MERGER

     The total amount of funds required by Marathon to pay the aggregate merger consideration due to Pennaco stockholders at the closing of the merger, assuming there are no Dissenting Shares, is expected to be $52.4 million. In addition, Marathon expects that approximately $100,000 will be required to pay its expenses and costs relating to the merger. Marathon plans to obtain all funds needed for the merger through available cash or capital contributions or intercompany loans of available cash from USX. Marathon has no alternative financing plan to fund the payment for shares in the merger.

REGULATORY REQUIREMENTS

     Pennaco does not believe that any material federal or state regulatory approvals, filings or notices are required by Pennaco in connection with the merger other than such approvals, filings or notices required under federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Pennaco stockholders should be aware that certain members of Pennaco's Board of Directors and management have interests that may present them with actual, potential or the appearance of potential conflicts of interest in connection with the merger. The Board of Directors was aware of these potential or actual conflicts of interest and considered them in approving the merger agreement and the merger.

     Stock Options

     Under the terms of Pennaco's 1998 Stock Option and Incentive Plan, all outstanding stock options granted under the plan vested on consummation of the offer. As required by the merger agreement, the Pennaco Board took action to provide that each stock option outstanding immediately prior to the acceptance for payment of shares in the offer was canceled, with the holder becoming entitled to receive the amount of cash for such stock option as provided in the plan upon a change of control. Holders of approximately 96% of the outstanding stock options agreed that each option held by such holder immediately prior to the acceptance for payment of shares in the offer was canceled, with such holder becoming entitled to receive an amount of cash for such option equal to (1) the difference between $19.00 and the exercise price per share subject to such option multiplied by (2) the number of shares subject to the option immediately prior to its cancellation. Pennaco made payments aggregating $46.8 million in connection with the cancellation of outstanding options.

     In addition, as required by the merger agreement, the Pennaco Board took action so that (1) the Pennaco 1998 Stock Option and Incentive Plan will terminate as of the effective time of the merger and (2) the provisions in any other benefit plan of Pennaco providing for the issuance, transfer or grant of any capital stock of Pennaco or any interest for any capital stock of Pennaco will be deleted as of the effective time. Pennaco has agreed to ensure that, following the effective time, no holder of a stock option or any participant in its Stock Option and Incentive Plan or in other Pennaco benefit plan will have any right under that plan to acquire any capital stock of Pennaco or the surviving corporation.

     Employment Agreements and Parachute Tax Agreements

     Pennaco maintained employment agreements for its executive officers, Paul
M. Rady, Glen C. Warren, Terrell A. Dobkins, Brian A. Kuhn and Gregory V. Gibson. Each executive's agreement provided that if, on or following a change in control, the executive's employment with Pennaco were terminated by Pennaco without cause, or due to his death or disability or by such executive due to an adverse change in his status, duties, title, responsibility or authority prior to the expiration of the agreement, such executive would be entitled to a cash payment in consideration for his agreement not to compete with Pennaco in the oil and gas exploration or production business within the Powder River Basin in Wyoming for a period of two years. In accordance with their respective employment agreements, Mr. Rady received a payment of $6.0 million, Mr. Warren received $4.0 million and Mr. Gibson received $0.5 million. In addition, Mr. Dobkins will receive $1.3 million and Mr. Kuhn will receive $1.0 million at the end of February 2000.

     Pennaco entered into parachute tax agreements with each of the above-named executive officers and certain other key members of Pennaco's management. The agreements provided that in the event the respective employee became subject to the excise tax imposed by Section 4999 of the Code on any "payment" (as defined in Section 280G of the Code) provided by Pennaco or any other person as a consequence of any change in control of Pennaco, the employee would be entitled to an additional payment from Pennaco in the amount necessary to make the employee "whole" on a net after-tax basis; i.e., to put the employee in the same net after-tax position he would have been in had he not been subject to such excise tax.

     Indemnification; Directors' and Officers' Insurance

     The merger agreement provides that, after the effective time, Marathon will cause the surviving corporation to indemnify each person who is now, or has been at any time prior to the date of the merger agreement, a director or officer of Pennaco, to the fullest extent permitted by law, with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the surviving corporation (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of Pennaco, in each case, to the full extent that Marathon or Pennaco is permitted under applicable law to so indemnify. Such indemnification rights will continue in full force and effect for a period of six years from the effective time of the merger. However, all rights to indemnification in respect of any indemnified liabilities asserted or made within that six-year period will continue until the disposition of those indemnified liabilities.

     The merger agreement provides that, for a period of six years after the effective time of the merger, Marathon will cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by Pennaco's directors' and officers' liability insurance at the effective time, providing coverage with respect to matters occurring prior to the effective time that is at least equal to the coverage provided under Pennaco's directors' and officers' liability insurance policies existing on the date of the merger agreement, to the extent that such liability insurance can be maintained at an annual cost to Marathon not greater than 150 percent of the premium for Pennaco's directors' and officers' liability insurance existing on the date of the merger agreement. If, however, that insurance cannot be so maintained at or below such cost, Marathon will cause the surviving corporation to maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the annual premiums of Pennaco for that insurance.

LITIGATION MATTERS

     On January 5, 2001, following the issuance of a joint press release by Marathon and Pennaco on December 22, 2000 announcing the merger agreement, two purported stockholder class action complaints were filed against Pennaco and its directors in the District Court, City and County of Denver, Colorado, styled Harry Levy v. Pennaco Energy, Inc., et al., Case Number 01-CV-0072, and Richard Stearns v. Pennaco Energy, Inc., et al., Case Number 01-CV-0073 (the "Colorado Complaints"). On January 9, 2001, the day after the offer was commenced, two similar purported stockholder class action lawsuits were filed against Pennaco, its directors and Marathon Oil Acquisition 1 in the Court of Chancery of the State of Delaware in and for New Castle County styled John Grillo v. Pennaco Energy, Inc., et al., C.A. No. 18606 NC, and Thomas Turberg v. Pennaco Energy, Inc., et al., C.A. No. 18607 NC (the "Delaware Complaints"). The Delaware Complaints were subsequently consolidated into a single lawsuit, styled In re Pennaco Energy, Inc. Shareholders Litigation, C.A. No. 18606-NC (the "Delaware Action").

     The allegations in the Colorado Complaints are identical, the only difference being the purported class representative in each action. Both Colorado Complaints allege the same grounds for relief, namely that the defendants breached their fiduciary duties to Pennaco's stockholders or are participating in a scheme to deprive Pennaco's stockholders of the true value of their investments in Pennaco. They further allege that the merger consideration to be paid to Pennaco's stockholders is unconscionable, unfair and grossly inadequate.

     The allegations in the Delaware Complaints are identical, the only difference being the purported class representative in each action. Both Delaware Complaints allege that Pennaco's directors have breached their fiduciary duties to Pennaco's stockholders. Specifically, the Delaware Complaints allege that the documents disseminated by the defendants in connection with the offer contained material deficiencies in disclosure and that, by disseminating those materials, the defendants violated their fiduciary duties. They also allege that Pennaco's directors breached their fiduciary duty of care and good faith by failing to make efforts to inform themselves of the best value available for Pennaco, and that Marathon Oil Acquisition 1 aided and abetted the alleged breaches of fiduciary duties by Pennaco's directors.

     Each of these lawsuits includes a request for a declaration that the action is properly maintainable as a class action, and each seeks relief including awards of unspecified damages and fees of attorneys and experts. Each lawsuit also seeks to enjoin the transactions contemplated by the merger agreement, or to rescind the transactions in the event they are consummated (or, in the case of the Delaware Complaints, to obtain rescissory damages), and to require Pennaco's directors to place Pennaco up for auction or otherwise employ a process to ensure that the highest possible price is obtained for Pennaco.

     The plaintiffs in the Delaware Action filed a motion for preliminary injunction and a motion for expedited proceedings. The Court of Chancery scheduled an expedited hearing on the plaintiffs' motion for preliminary injunction, and the parties immediately began conducting discovery on an expedited basis. On February 1, 2001, the Court held a hearing on the plaintiffs' motion for preliminary injunction. On February 5, 2001, the Court issued its opinion denying plaintiffs' motion on the grounds that the plaintiffs had not demonstrated a reasonable probability of success on the merits of their claims so as to justify issuance of an injunction.

     Each of Pennaco, its directors and Marathon believes these lawsuits and the claims made therein are without merit and intends to continue defending against these lawsuits vigorously.

                                APPRAISAL RIGHTS

     Under Section 262 of the General Corporation Law of the State of Delaware ("DGCL"), any holder of Pennaco common stock who does not wish to accept the merger consideration may elect to have the fair value of such stockholder's shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to such stockholder in cash, together with a fair rate of interest, if any; provided that such stockholder complies with the provisions of Section 262. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, a copy of which is attached as Appendix C to this Information Statement. All references in this summary to a "stockholder" are references to any record holder of shares of Pennaco common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

     Under Section 262 of the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting of Pennaco stockholders described in this Information Statement, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. This Information Statement constitutes such notice to the holders of Pennaco common stock, and the applicable statutory provisions of the DGCL are attached to this Information Statement as Appendix C. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Appendix C to this Information Statement, because failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Pennaco believes that stockholders who consider exercising such rights should seek the advice of counsel.

     Any holder of common stock wishing to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

     - Such stockholder must deliver to Pennaco a written demand for appraisal of such stockholder's shares before the vote on the merger agreement at the special meeting, which demand will be sufficient if it reasonably informs Pennaco of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares.

     - Such stockholder must not vote its shares of common stock in favor of the merger agreement.

     - Such stockholder must continuously hold such shares from the date of making the demand through the effective time of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers such shares prior to the effective time of the merger will lose any right to appraisal in respect of those shares.

     Neither voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any action (or inaction) relating to the vote.

     Only a holder of record of shares of common stock issued and outstanding immediately prior to the effective time of the merger is entitled to assert appraisal rights for the shares of common stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on such stock certificates, should specify the stockholder's name and mailing address and the number of shares of common stock owned and should state that such stockholder intends thereby to demand appraisal of such stockholder's common stock.

     If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners.

     A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

     A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to Pennaco Energy, Inc., 1050 17th Street, Suite 700, Denver, Colorado 80265, Attention: Secretary.

     Within 10 days after the effective time of the merger, the surviving corporation must send a notice as to the effectiveness of the merger to each former stockholder of Pennaco who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of the merger agreement. Within 120 days after the effective time, but not thereafter, either the surviving corporation or any holder of Dissenting Shares who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the value of all Dissenting Shares held by dissenting stockholders. Pennaco is under no obligation to and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Pennaco has no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify such stockholder's previous written demand for appraisal.

     Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail such statement to the stockholder within 10 days of receipt of such request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to such stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

     After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a holder of Dissenting Shares, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE MERGER CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

     In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. In Weinberger, the Delaware Supreme Court stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger."

     Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

     Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of such stockholder's demand for appraisal, except that (1) any such attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned on such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when such approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the merger consideration.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DGCL WILL RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.

                              SECURITIES OWNERSHIP

     This section provides information as of February 23, 2001 with respect to the beneficial ownership of Pennaco's common stock by:

     - each person or group known by Pennaco to own more than 5% of the common stock;

     -    each current director and executive officer of Pennaco; and

     -    all current directors and executive officers of Pennaco as a group.

     Under the SEC rules generally, a person is deemed to be a "beneficial owner" of a security if he has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. Thus, more than one person may be deemed a beneficial owner of the same security. Unless otherwise indicated, the mailing address of each of the persons shown is c/o Marathon Oil Company, 5555 San Felipe, Houston, Texas 77056.


                                                                          PERCENTAGE OF
                                                       NUMBER OF           OUTSTANDING
NAME OF BENEFICIAL OWNER                              SHARES OWNED        SHARES OWNED
------------------------                              -------------       -------------
Marathon Oil Acquisition 1, Ltd.(1)................    17,331,215             86.3%

Marathon Oil Company(1)............................    17,331,215             86.3%

USX Corporation(1)
600 Grant Street
Pittsburgh, Pennsylvania 15219-4776................    17,331,215             86.3%

Philip G. Behrman(2)...............................        -                    -

G. David Golder(2).................................        -                    -

Steven B. Hinchman(2)..............................        -                    -

David W. Lanza.....................................        -                    -

John T. Mills(2)...................................        -                    -

Richard J. Murphy(2)...............................        -                    -

Kurt M. Petersen(2)................................        -                    -

John F. Meara(2)...................................        -                    -

Directors and executive officers of Pennaco
  as a group (8 persons)(2)........................        -                    -


-------------
(1) Includes 17,331,215 shares owned of record by Marathon Oil Acquisition 1, Ltd. and beneficially by Marathon Oil Company and USX Corporation. Marathon Oil Acquisition 1, Marathon and USX share voting and investment power with respect to such shares.

(2) Does not include 17,331,215 shares owned of record by Marathon Oil Acquisition 1, which such directors and executive officers of Pennaco may be deemed to beneficially own by virtue of their positions with Marathon. Each of Messrs. Behrman, Golder, Hinchman, Mills, Murphy and Meara disclaim beneficial ownership of the shares owned by Marathon Oil Acquisition 1.

                       WHERE YOU CAN FIND MORE INFORMATION

     Pennaco files annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any materials Pennaco files with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information Pennaco files electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

     Pennaco is incorporating by reference information it files with the SEC, which means that it is disclosing important information to you by referring you to those documents. The information Pennaco incorporates by reference is an important part of this Information Statement, and later information that Pennaco files with the SEC automatically will update and supersede this information. Pennaco incorporates by reference the following documents and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the date of the special meeting of Pennaco stockholders:

     -    its annual report on Form 10-KSB for the year ended December 31, 1999;

     - its quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2000, June 30, 2000 and September 30, 2000; and

     - its current reports on Form 8-K filed on December 27, 2000, January 5, 2001 and February 14, 2001.

     Pennaco undertakes to provide by first class mail, without charge and within one business day of receipt of any request, to any person to whom a copy of this Information Statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this Information Statement, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into those documents). Requests for such copies should be directed to Marathon Oil Company, 5555 San Felipe, Houston, Texas 77056, Attention: Secretary; telephone number (713) 629-6600.

                                          By order of the Board of Directors,




                                          Steven B. Hinchman
                                          President

Denver, Colorado
_______ ___, 2001

                                                                      APPENDIX A

                             [LEHMAN BROTHERS LOGO]

                                                               December 22, 2000

Board of Directors
Pennaco Energy, Inc.
1050 17th Street, Suite 700
Denver, CO 80265

Members of the Board:

     We understand that Pennaco Energy, Inc. (the "Company") has entered into an agreement with Marathon Oil Company ("Marathon") pursuant to which (i) Marathon or an affiliate thereof will make a tender offer for all outstanding shares of common stock of the Company at a price of $19.00 per share, subject to certain terms and conditions, including that at least a majority of the fully diluted shares of Company common stock be validly tendered and not withdrawn prior to the expiration of the tender offer and (ii) following the completion of the tender offer, all of the remaining shares of Company common stock will be acquired by Marathon or an affiliate thereof through a merger transaction in which all such shares not held by Marathon or the Company are converted into the right to receive $19.00 per share (collectively, the "Proposed Transaction"). The terms and conditions of the Proposed Transaction are set forth in more detail in the draft of the Agreement and Plan of Merger dated December 20, 2000 between the Company, Marathon and Marathon Oil Acquisition I, Ltd. (the "Agreement").

     We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we reviewed and analyzed: (1) the Agreement and the specific terms of the Proposed Transaction, (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including the Company's Annual Report for the year ended December 31, 1999 and the Company's Quarterly Report for the period ended September 30, 2000,
(3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections for the Company for the period from 2001 through 2005 prepared by the Company, (4) certain estimates of proved and non-proved reserves and future production, revenue, operating costs and capital investment for the Company prepared by the Company, (5) a trading history of the Company's common stock from December 19, 1999 to the present and a comparison of that trading history with those of other companies that we deemed relevant, (6) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other oil and gas transactions that we deemed relevant. In addition, we have had discussions with the management of the Company concerning the Company's business, operations, assets, financial condition, prospects, reserves, production profiles and exploration programs and have undertaken such other studies, analyses and investigations as we deemed appropriate.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without assuming any responsibility for independent verification of such information and have further relied upon the assurances of management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company and the estimates of future production, revenue, operating costs and capital investment for the Company, each as prepared by the Company, upon advice of the Company, we have assumed that such projections and estimates have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the Company's management as to the future performance of the Company, and that the Company will perform substantially in accordance with such projections and estimates. However, for purposes of our analysis, we also have considered certain somewhat more conservative assumptions which resulted in certain adjustments to the projections and estimates of the Company. We have discussed these adjusted projections and estimates with the management of the Company and they have agreed with the appropriateness of the use of such adjusted projections and estimates in performing our analysis. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter.

     Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Company's stockholders in the Proposed Transaction is fair to such stockholders.

     We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for Marathon in the past and have received customary fees for such services. In the ordinary course of our business, we actively trade in the securities of the Company and Marathon for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to whether to accept the consideration to be offered to the stockholders in connection with the Proposed Transaction.

                                            Very truly yours,

                                            LEHMAN BROTHERS

                                                                      APPENDIX B

                                                                     [CONFORMED]

================================================================================






                          AGREEMENT AND PLAN OF MERGER




                          Dated as of December 22, 2000




                                      among



                              MARATHON OIL COMPANY,



                        MARATHON OIL ACQUISITION 1, LTD.



                                       and



                              PENNACO ENERGY, INC.





================================================================================

                                TABLE OF CONTENTS


                                    ARTICLE I

                            THE OFFER AND THE MERGER

Section 1.01. The Offer........................................................1
Section 1.02. Company Actions..................................................3
Section 1.03. The Merger.......................................................4
Section 1.04. Closing..........................................................4
Section 1.05. Effective Time...................................................4
Section 1.06. Effects..........................................................4
Section 1.07. Certificate of Incorporation and Bylaws..........................5
Section 1.08. Directors........................................................5
Section 1.09. Officers.........................................................5

                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 2.01. Effect on Capital Stock..........................................5
Section 2.02. Exchange of Certificates.........................................6

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01. Organization, Standing and Power.................................8
Section 3.02. Subsidiaries; Equity Interests...................................9
Section 3.03. Capital Structure................................................9
Section 3.04. Authority; Execution and Delivery; Enforceability...............10
Section 3.05. No Conflicts; Consents..........................................11
Section 3.06. SEC Documents; Undisclosed Liabilities..........................12
Section 3.07. Information Supplied............................................13
Section 3.08. Absence of Certain Changes or Events............................13
Section 3.09. Taxes...........................................................15
Section 3.10. Absence of Changes in Benefit Plans.............................16
Section 3.11. ERISA Compliance; Excess Parachute Payments.....................17
Section 3.12. Litigation......................................................19

Section 3.13. Compliance with Applicable Laws.................................19
Section 3.14. Environmental Matters...........................................19
Section 3.15. Contracts.......................................................21
Section 3.16. Labor Matters...................................................21
Section 3.17. Brokers; Fees and Expenses......................................21
Section 3.18. Opinion of Financial Advisor....................................22
Section 3.19. Potential Conflicts of Interest.................................22
Section 3.20. Reserve Information.............................................22

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.01. Organization, Standing and Power................................22
Section 4.02. Sub.............................................................22
Section 4.03. Authority; Execution and Delivery; Enforceability...............23
Section 4.04. No Conflicts; Consents..........................................23
Section 4.05. Information Supplied............................................24
Section 4.06. Brokers.........................................................24
Section 4.07. Financing.......................................................24
Section 4.08. Litigation......................................................24
Section 4.09. Ownership of Company Common Stock...............................25

                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Conduct of Business.............................................25
Section 5.02. No Solicitation.................................................27

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

Section 6.01. Preparation of Proxy Statement; Stockholders Meeting............29
Section 6.02. Access to Information; Confidentiality..........................30
Section 6.03. Reasonable Best Efforts; Notification...........................30
Section 6.04. Stock Options...................................................31
Section 6.05. Indemnification.................................................32
Section 6.06. Fees and Expenses...............................................33
Section 6.07. Public Announcements............................................34
Section 6.08. Transfer Taxes..................................................34
Section 6.09. Directors.......................................................34

Section 6.10. CMS Operating Agreement.........................................35
Section 6.11. Further Assurances..............................................35

                                   ARTICLE VII

                              CONDITIONS PRECEDENT

Section 7.01. Conditions to Each Party's Obligation to Effect the Merger......35

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

Section 8.01. Termination.....................................................36
Section 8.02. Effect of Termination...........................................38
Section 8.03. Amendment.......................................................39
Section 8.04. Extension; Waiver...............................................39
Section 8.05. Procedure for Termination, Amendment, Extension or Waiver.......39

                                   ARTICLE IX

                               GENERAL PROVISIONS

Section 9.01. Nonsurvival of Representations and Warranties...................39
Section 9.02. Notices.........................................................39
Section 9.03. Definitions.....................................................40
Section 9.04. Interpretation..................................................41
Section 9.05. Severability....................................................41
Section 9.06. Counterparts....................................................42
Section 9.07. Entire Agreement; No Third-Party Beneficiaries..................42
Section 9.08. Governing Law...................................................42
Section 9.09. Assignment......................................................42
Section 9.10. Limitations on Warranties.......................................42

                             INDEX OF DEFINED TERMS

Term                                                                     Section
----                                                                     -------

affiliate...................................................................9.03
Agreement...............................................................Preamble
Appraisal Statute........................................................2.01(d)
business day................................................................9.03
Certificate of Merger.......................................................1.05
Certificates.............................................................2.02(b)
Closing.....................................................................1.04
Closing Date................................................................1.04
CMS.........................................................................6.10
Code.....................................................................2.02(g)
Company.................................................................Preamble
Company Benefit Agreements..................................................3.10
Company Benefit Plans.......................................................3.10
Company Board............................................................1.02(a)
Company Bylaws..............................................................3.01
Company Charter.............................................................3.01
Company Common Stock....................................................Recitals
Company Disclosure Letter................................................3.05(a)
Company Material Adverse Effect.............................................9.03
Company Multiemployer Pension Plan.......................................3.11(c)
Company Pension Plans....................................................3.11(a)
Company Right............................................................3.03(a)
Company Rights Agreement.................................................3.03(a)
Company SEC Documents....................................................3.06(a)
Company Stock Option.....................................................6.04(d)
Company Stock Plan.......................................................6.04(d)
Company Stockholder Approval.............................................3.04(a)
Company Stockholders Meeting.............................................6.01(b)
Company Takeover Proposal................................................5.02(c)
Confidentiality Agreement................................................6.02(b)
Consent..................................................................3.05(b)
Contract.................................................................3.03(a)
DGCL........................................................................1.03
Dissent Shares...........................................................2.01(d)
Effective Time..............................................................1.05
Environmental Claim......................................................3.14(a)
Environmental Laws.......................................................3.14(a)
ERISA....................................................................3.11(a)
ERISA Affiliate..........................................................3.11(c)
Exchange Act.............................................................3.05(b)
Exchange Fund............................................................2.02(a)
Expiration Date..........................................................1.01(a)
Filed Company SEC Documents.................................................3.08
Fully Diluted Shares.....................................................Annex I
GAAP.....................................................................3.06(a)

Term                                                                     Section
----                                                                     -------

Governmental Entity......................................................3.05(b)
Hazardous Substance......................................................3.14(a)
in the ordinary course of business..........................................9.03
Indemnified Liabilities..................................................6.05(a)
Indemnified Parties......................................................6.05(a)
Indemnified Party........................................................6.05(a)
Independent Directors.......................................................6.09
Information Statement....................................................1.02(b)
Judgment.................................................................3.05(a)
Law......................................................................3.05(a)
Liens....................................................................3.05(a)
Material Contracts..........................................................3.15
Merger..................................................................Recitals
Merger Consideration.................................................2.01(c)(ii)
Minimum Tender Condition.................................................Annex I
Offer...................................................................Recitals
Offer Documents..........................................................1.01(b)
Offer Price.............................................................Recitals
Parent..................................................................Preamble
Parent Material Adverse Effect...........................................4.04(a)
Paying Agent.............................................................2.02(a)
Permits..................................................................3.13(b)
person......................................................................9.03
Primary Company Executives...............................................3.11(f)
Proxy Statement..........................................................3.05(b)
Representatives..........................................................5.02(a)
Rights Agent.............................................................3.03(a)
Royalty..................................................................3.09(g)
Royalty Return...........................................................3.09(g)
Ryder Scott.................................................................3.20
Schedule 14D-9...........................................................1.02(b)
SEC......................................................................1.01(a)
Securities Act...........................................................3.06(a)
Sub.....................................................................Preamble
subsidiary..................................................................9.03
Superior Company Proposal................................................5.02(c)
Surviving Corporation.......................................................1.03
Tax Return...............................................................3.09(g)
Taxes....................................................................3.09(g)
Termination Fee..........................................................6.06(b)
Transactions.............................................................1.02(a)
Transfer Taxes..............................................................6.08
USX......................................................................3.04(b)
Warrants.................................................................3.03(a)

         AGREEMENT AND PLAN OF MERGER dated as of December 22, 2000 (this "Agreement") among MARATHON OIL COMPANY, an Ohio corporation ("Parent"), MARATHON OIL ACQUISITION 1, LTD., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and PENNACO ENERGY, INC., a Delaware corporation (the "Company").

         WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of common stock, par value $0.001 per share, of the Company, including the associated Company Rights (the "Company Common Stock"), at a price per share of $19.00, net to the seller in cash (such amount, or any greater amount per share paid pursuant to the Offer, the "Offer Price"), without interest thereon, on the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS the respective Boards of Directors of Parent and Sub have approved the merger (the "Merger") of Sub into the Company on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of Company Common Stock not owned directly or indirectly by Parent or the Company shall be converted into the right to receive an amount in cash equal to the Offer Price; and

         WHEREAS, the Board of Directors of the Company has approved the Offer and the Merger and resolved to recommend that holders of shares of Company Common Stock tender their shares pursuant to the Offer and approve and adopt this Agreement and the Merger;

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I

                            THE OFFER AND THE MERGER

         Section 1.01. The Offer.

                  (a) Subject to the conditions of this Agreement, no earlier than January 8, 2001 and no later than January 12, 2001, Sub shall, and Parent shall cause Sub to, commence the Offer within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (the "SEC"); provided, however, that the obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer is subject to the Minimum Tender Condition and the satisfaction or waiver of the other conditions set forth in Annex I. The initial expiration date of the Offer (the "Expiration Date") shall be the 20th business day following the commencement of the Offer (determined pursuant to Rule 14d-2 promulgated by the SEC). Sub expressly reserves the right to modify the terms and conditions of the Offer and to waive any condition set forth in Annex I (other than the Minimum Tender Condition), except that, without the prior written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the price per share of Company Common Stock to be paid pursuant to the Offer, (iii) reduce or modify the Minimum Tender Condition, (iv) modify or add to the conditions set forth in Annex I in any manner adverse to the holders of Company Common Stock (other than Parent and its subsidiaries), (v) except as provided in the next sentence, extend the Offer or (vi) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer in increments of not more than five business days each, if at the scheduled Expiration Date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) make available a subsequent offering period (within the meaning of Rule 14d-11 promulgated by the SEC). Without limiting the right of Sub to extend the Offer, in the event that the Minimum Tender Condition is not satisfied at the scheduled Expiration Date of the Offer, at the request of the Company, Sub shall, and Parent shall cause Sub to, extend the Expiration Date of the Offer in increments of five business days each until the earliest to occur of (v) the date that is 60 days after the initial Expiration Date, (w) the satisfaction of the Minimum Tender Condition,
(x) the reasonable determination by Parent that the Minimum Tender Condition is not capable of being satisfied on or prior to the date that is 60 days after the initial Expiration Date, (y) the termination of this Agreement in accordance with its terms and (z) April 30, 2001. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer and in any event not later than three business days after such expiration.

                  (b) As soon as practicable on the date of commencement of the Offer, Sub shall, and Parent shall cause Sub to, file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain or incorporate by reference an offer to purchase and a related letter of transmittal and any related documents (such Schedule TO and the documents included or incorporated by reference therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company shall cooperate in the preparation of the Offer Documents, and the Company and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents before they are filed with the SEC. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. Parent and Sub shall provide the Company and its counsel with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and shall consult with the Company and its counsel prior to responding to any such comments.

         Section 1.02. Company Actions.

                  (a) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement (collectively, the "Transactions"). The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company (the "Company Board") described in Section 3.04(b)(iii); provided, however, that prior to the consummation of the Offer, the Company Board reserves the right to modify or withdraw such recommendation in a manner adverse to Parent and Sub if (and only if) a majority of the entire Company Board shall have determined in good faith, based on (among other things) the advice of its independent financial advisors and outside counsel, that this Agreement or the Merger is no longer in the best interests of the Company's stockholders and that such modification or withdrawal is, therefore, required in order to satisfy the Company Board's fiduciary duties to the Company's stockholders under applicable Law. The Company has been advised by each of its directors and executive officers that he intends either to tender all shares of Company Common Stock beneficially owned by him to Sub pursuant to the Offer or to vote such shares in favor of the approval and adoption by the stockholders of the Company of this Agreement and the Transactions; provided, however, that such directors and executive officers shall have no obligation under this Agreement to so tender or vote their shares if this Agreement is terminated in accordance with its terms.

                  (b) As soon as practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, including an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder (the "Information Statement"), with respect to the Offer (such Schedule 14D-9 and Information Statement, as amended or supplemented from time to time, the "Schedule 14D-9") containing the recommendation of the Company Board described in Section 3.04(b)(iii) and shall disseminate the Schedule 14D-9 to the holders of Company Common Stock as and to the extent required by applicable federal securities laws. Each of Parent, Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company shall provide Parent and its counsel with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and shall consult with Parent, Sub and their counsel prior to responding to any such comments.

                  (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent or Sub may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable Law, until the Effective Time, Parent and Sub shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated in accordance with Section 8.01, shall, upon written request, deliver, and shall use their reasonable efforts to cause their affiliates, agents and advisors to deliver, to the Company all copies of such information then in their possession.

         Section 1.03. The Merger.

         On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (as such, the "Surviving Corporation") and a wholly owned subsidiary of Parent.

         Section 1.04. Closing.

         Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of all of the conditions set forth in
Article VII, the closing (the "Closing") of the Merger shall take place at the offices of Baker Botts L.L.P., One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law, waiver) of the conditions set forth in
Section 7.01 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or, to the extent permitted by Law, waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

         Section 1.05. Effective Time.

         Prior to the Closing, the Company shall prepare, and on the Closing Date the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger (or a certificate of ownership and merger) (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

         Section 1.06. Effects.

         The Merger shall have the effects set forth in Section 259 of the DGCL.

         Section 1.07. Certificate of Incorporation and Bylaws.

                  (a) The Certificate of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to change the corporate name set forth therein to "Pennaco Energy, Inc." and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

                  (b) The Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Certificate of Incorporation of the Surviving Corporation and applicable Law.

         Section 1.08. Directors.

         The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         Section 1.09. Officers.

         The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                   ARTICLE II

                       EFFECT ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         Section 2.01. Effect on Capital Stock.

         At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

                  (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

                  (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Conversion of Company Common Stock.

                           (i) Subject to Sections 2.01(b) and 2.01(d), each issued and outstanding share of Company Common Stock shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest, less any required withholding taxes, upon surrender and exchange of the Certificate representing such share.

                           (ii) The cash payable upon the conversion of a share of Company Common Stock pursuant to this Section 2.01(c) is referred to as the "Merger Consideration." As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest, less any required withholding taxes, upon surrender of such Certificate in accordance with Section 2.02.

                  (d) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares ("Dissent Shares") of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to dissent from and properly dissents from this Agreement pursuant to, and who complies in all respects with, Section 262 of the DGCL, in each case to the extent applicable (the "Appraisal Statute"), shall not be converted into a right to receive the Merger Consideration as provided in
Section 2.01(c), but rather the holders of Dissent Shares shall be entitled to the right to receive payment of the appraised value of such Dissent Shares in accordance with the Appraisal Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to receive payment of the appraised value under the Appraisal Statute, then the right of such holder to be paid the appraised value of such holder's Dissent Shares shall cease and such Dissent Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration, without interest, as provided in Section 2.01(c). The Company shall give prompt notice to Parent of any objections or demands received by the Company for appraisal of Company Common Stock pursuant to the Appraisal Statute, and Parent shall have the right to direct all negotiations and proceedings with respect to such objections or demands. Neither the Company nor the Surviving Corporation shall, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such objections or demands, or agree to do any of the foregoing.

         Section 2.02. Exchange of Certificates.

                  (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide to the Paying Agent on a timely basis, as and when needed after the Effective Time, cash necessary to pay for the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to Section 2.01(c) (such cash being hereinafter referred to as the "Exchange Fund"). The expenses of the

Paying Agent shall not be paid from the Exchange Fund, but shall be paid directly by the Surviving Corporation.

                  (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor cash in an amount equal to the product of (A) the number of shares of Company Common Stock theretofore represented by such Certificate and (B) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

                  (c) No Further Ownership Rights in Company Common Stock; Transfer Books. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

                  (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other income received by the Paying Agent in respect thereof that has not previously been distributed pursuant to Section 2.02(f)) that remains undistributed to the holders of Company Common Stock for 180 days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of such holder's claim for the Merger Consideration.

                  (e) No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any payments or distributions payable from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

                  (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by the Surviving Corporation, on a daily basis. Any interest and other income resulting from such investments shall be payable to the Surviving Corporation on demand.

                  (g) Withholding Rights. Parent, Sub or the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any holder of Company Common Stock pursuant to this Agreement, whether the Offer Price or the Merger Consideration, such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by Parent, Sub or the Surviving Corporation, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, Sub or the Surviving Corporation.

                  (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article II.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Sub as follows:

         Section 3.01. Organization, Standing and Power.

         The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its business as currently conducted. The Company is duly qualified to do business in each jurisdiction where (a) the nature of its business or its ownership or leasing of its properties make such qualification necessary or (b) the failure to so qualify, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent true, correct and complete copies of the certificate of incorporation of the Company, as amended to the date of this Agreement (as so amended, the "Company Charter"), and the Bylaws of the Company, as amended to the date of this Agreement (as so amended, the "Company Bylaws"). The Company Charter and the Company Bylaws are in full force and effect, and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provision of the Company Charter or the Company Bylaws.

         Section 3.02. Subsidiaries; Equity Interests.

         The Company has no subsidiaries and does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity or ownership interest in any person.

         Section 3.03. Capital Structure.

                  (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. At the close of business on December 21, 2000, (i) 19,641,286 shares of Company Common Stock were issued and outstanding,
(ii) no shares of Company Common Stock were held by the Company in its treasury,
(iii) 3,931,536 shares of Company Common Stock were subject to issuance upon exercise of outstanding Company Stock Options under the Company Stock Plan at a weighted average exercise price of $5.89 per share, (iv) 90,000 shares of Company Common Stock were subject to issuance upon exercise of outstanding warrants at a weighted average exercise price of $4.72 per share (the "Warrants"), (v) 447,772 additional shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plan and (vi) one common share purchase right (a "Company Right") for each share of Common Stock outstanding was issued and outstanding in accordance with that certain Rights Agreement (the "Company Rights Agreement"), dated as of February 24, 1999, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agent"), and one-half of a share of Company Common Stock was reserved for issuance pursuant to the exercise of each Company Right. Except as set forth above, at the close of business on the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company capital stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a "Contract") to which the Company is a party or otherwise bound. Except as set forth above, as of the date of this Agreement, there are not any options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Company is a party or by which it is bound (x) obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or (y) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. Except as contemplated in connection with the execution of this Agreement, there are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or to which it is bound relating to the holding, voting or disposition of any shares of capital stock of the Company.

                  (b) The Company Board or a committee administering the Company Stock Plan has the power and authority to adjust the terms of all outstanding Company Stock Options granted under the Company Stock Plan, by resolution or other action, to provide that each such Company Stock Option outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be canceled in accordance with Section 6.04, with the holder thereof becoming entitled to receive the amount of cash referred to in Section 6.04. Such cancellation of a Company Stock Option in exchange for the cash payment described in Section 6.04 will constitute a release of any and all rights the holder of such Company Stock Option had or may have had in respect thereof. No consents of the holders of the Company Stock Options are necessary to effectuate the foregoing. The Company Board or a committee administering the Company Stock Plan has the power and authority to cause (i) the Company Stock Plan to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. Following the Effective Time, no holder of a Company Stock Option or any participant in the Company Stock Plan or other Company Benefit Plan will have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

         Section 3.04. Authority; Execution and Delivery; Enforceability.

                  (a) The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Stockholder Approval required by applicable Law. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Subject to the applicability of Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting as a single class (the "Company Stockholder Approval") is the only vote of any class or series of the Company's capital stock required to approve the Merger and adopt this Agreement.

                  (b) The Company Board has duly adopted resolutions, in each case by a unanimous vote of all members of the Company Board, (i) approving and declaring the advisability of this Agreement, the Offer, the Merger and the other Transactions in accordance with the applicable provisions of the DGCL,
(ii) determining that the terms of the Offer, the Merger and the other Transactions are fair to and in the best interests of the Company and its stockholders and (iii) recommending that the holders of Company Common Stock accept the Offer, tender their shares of Company Common Stock pursuant to the Offer and, if approval is required by applicable Law, approve and adopt this Agreement and the Merger. Such resolutions are sufficient to render inapplicable to Parent, Sub and USX Corporation, a Delaware corporation of which Parent is a wholly owned subsidiary ("USX"), and this Agreement, the Offer, the Merger and the other Transactions the provisions of Section 203 of the DGCL. No other state takeover statute or similar statute or regulation applies or purports to apply to the Company with respect to this Agreement, the Offer, the Merger or any other Transaction.

         Section 3.05. No Conflicts; Consents.

                  (a) Except as set forth in Section 3.05(a) of the letter dated as of the date of this Agreement from the Company to Parent and Sub (the "Company Disclosure Letter"), the execution, delivery and performance by the Company of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms of this Agreement will not, (i) conflict with or result in any violation of any provision of the Company Charter or the Company Bylaws, (ii) subject to the filings and other matters referred to in Section 3.05(b), conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any pledge, lien, charge, mortgage, encumbrance or security interest of any kind or nature whatsoever (collectively, "Liens") upon any of the properties or assets of the Company under, or require the consent of any person under, any provision of any Contract to which the Company is a party or by which any of its properties or assets is bound or affected or (iii) subject to the filings and other matters referred to in
Section 3.05(b), conflict with or result in any violation of any domestic or foreign judgment, verdict, jury award, injunction, order or decree ("Judgment") or domestic or foreign statute, law (including common law), ordinance, rule or regulation ("Law") applicable to the Company or its properties or assets, except in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                  (b) No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, or notice to, or Permit from, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy or information statement relating to the Company Stockholder Approval (the "Proxy Statement"), if such approval is required by applicable Law, and (C) such reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 6.08, (iv) filings under state securities Laws, and (v) such other items as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

                  (c) The Company Board, by a unanimous vote of all its members, has taken all action necessary, subject only to obtaining the countersignature of the Rights Agent to an amendment to the Company Rights Agreement (which countersignature the Company will have obtained prior to the commencement of the Offer), to (i) render the Company Rights inapplicable to this Agreement, the Offer, the Merger and the other Transactions, (ii) ensure that (A) neither Parent nor Sub nor any of its "Affiliates" or "Associates" is or will become an "Acquiring Person" (each as defined in the Company Rights Agreement) by reason of this Agreement, the Offer, the Merger or any other Transaction, and (B) a "Distribution Date" (as defined in the Company Rights Agreement) will not occur by reason of this Agreement, the Offer, the Merger or any of the other Transactions and (iii) cause the Company Rights to expire concurrently with the consummation of the Offer.

         Section 3.06. SEC Documents; Undisclosed Liabilities.

                  (a) The Company has timely filed all required reports, schedules, forms, statements and other documents with the SEC relating to periods commencing on or after September 1, 1998 (such reports, schedules, forms, statements and other documents being hereinafter referred to as the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may otherwise be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).

                  (b) Except as set forth in the most recent financial statements included in the Filed Company SEC Documents, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required to be reflected in the Company's financial statements, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation (including any claims, whether or not asserted, for royalty payments), that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

         Section 3.07. Information Supplied.

         Subject to Parent's and Sub's fulfillment of their obligations with respect thereto, the Schedule 14D-9 and the Proxy Statement will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and neither the Schedule 14D-9 nor the Proxy Statement (or any amendment or supplement thereto) will, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or, in the case of the Proxy Statement, will, at the time of the Company Stockholders Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, no representation or warranty is hereby made by the Company with respect to any information supplied by USX, Parent or Sub in writing for inclusion in, or with respect to USX, Parent or Sub information derived from USX's public SEC filings which is included or incorporated by reference in, the Schedule 14D-9 or the Proxy Statement. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, any of the Offer Documents will, at the respective times the Offer Documents are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, or with respect to any information supplied by the Company in writing for inclusion in any of the Offer Documents, shall occur which is required to be described in an amendment of, or a supplement to, any of the Offer Documents, the Company shall so describe the event to Parent.

         Section 3.08. Absence of Certain Changes or Events.

         Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents") or in Section 3.08 of the Company Disclosure Letter, since December 31, 1999, the Company has conducted its business only in the ordinary course of business, and there has not been:

                  (a) any event, change, occurrence, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

                  (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, property or otherwise) with respect to any Company capital stock or any repurchase, redemption or other acquisition by the Company of any capital stock or other equity securities of, or other ownership interests in, the Company;

                  (c) any split, combination or reclassification of any Company capital stock or any issuance of or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Company capital stock;

                  (d) (i) any grant by the Company to any director or officer of the Company of any increase in compensation, bonus or other benefits, (ii) any grant by the Company to any such director or officer of any increase in severance, change of control or termination pay benefits, or (iii) any entry by the Company into, or any amendment of, any employment, consulting, deferred compensation, indemnification, severance, change of control or termination agreement or arrangement with any such director or officer;

                  (e) any change in accounting methods, principles or practices by the Company, except for such changes as may have been required by a change in GAAP;

                  (f) any (i) material elections with respect to Taxes by the Company, (ii) settlement or compromise by the Company of any material Tax liability or refund or (iii) assessment of a material Tax or Royalty against the Company by any Governmental Entity;

                  (g) any amendment of any term of any outstanding security of the Company that would materially increase the obligations of the Company under such security;

                  (h) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

                  (i) any creation or assumption by the Company of any Lien on any asset of the Company;

                  (j) any making of any loan, advance or capital contribution to or investment in any person by the Company other than (i) in connection with any acquisition or capital expenditure permitted by Section 5.01, or (ii) loans or advances to employees of the Company made in the ordinary course of business;

                  (k) (i) any acquisition by the Company by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or any acquisition by the Company of any assets (other than inventory) that are material to the Company, (ii) any sale, lease, license, encumbrance or other disposition of material assets of the Company, other than sales of products to customers in the ordinary course of business,
(iii) any incurrence of capital expenditures by the Company other than in the ordinary course of business, or (iv) any modification, amendment, assignment, termination or relinquishment by the Company of any Contract, license or other right that, individually or in the aggregate with all such modifications, amendments, assignments, terminations and relinquishments, has had or could reasonably be expected to have a Company Material Adverse Effect;

                  (l) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company that, individually or in the aggregate, has had or could reasonably be expected to have a Company Material Adverse Effect;

                  (m) any entry by the Company into any commitment or transaction material to the Company (other than commitments or transactions entered into in the ordinary course of business);

                  (n) as of the date hereof, any revaluation by the Company of any of its material assets, including but not limited to writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

                  (o) any agreement, commitment or undertaking to take any action referred to in Sections 3.08(a) through 3.08(n).

         Section 3.09. Taxes.

                  (a) The Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns (including those returns requiring estimates of Tax payments) required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Tax Returns have been prepared in accordance with all applicable Laws. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid. Section 3.09(a) of the Company Disclosure Letter contains a list of all jurisdictions (whether foreign or domestic) in which the Company currently files Tax Returns.

                  (b) Except as set forth in Section 3.09(b) of the Company Disclosure Letter, (i) the Company has not requested any extension of time in which to file any Tax Return, which Tax Return has not since been filed, and
(ii) no audits, investigations or other proceedings by a Governmental Entity are presently pending against the Company that could materially affect the liability of the Company for Taxes, and no notification has been received by the Company that any such audit, investigation or proceeding is threatened. Section 3.09(b) of the Company Disclosure Letter includes a list of all issues in dispute in any audit, investigation or proceeding against the Company and an estimate of the amount of Tax in dispute as to each issue.

                  (c) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company for all Taxable periods and portions thereof through the date of such financial statements. No material deficiency with respect to any Taxes has been threatened, proposed, asserted or assessed against the Company, and no waivers or extensions of the statute of limitations with respect to any Taxes are pending.

                  (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company. The Company is not bound by any agreement with respect to Taxes.

                  (e) The Company has never been a member of an affiliated, consolidated, combined or unitary group and has no liability for the payment of Taxes of any other entity as a result of being a member of such a group or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any Taxes.

                  (f) The Company has timely filed, or has caused to be timely filed on its behalf, all Royalty Returns required to be filed by it, and all such Royalty Returns are true, complete and accurate in all material respects as provided for under contract or by statute. All Royalties shown to be due on such Royalty Returns, or otherwise owed, have been timely paid. Section 3.09(f) of the Company Disclosure Letter contains a list of all jurisdictions in which the Company currently files Royalty Returns, a list of all scheduled royalty audits or planned audits by the relevant authorities, and a list of disputed matters as described above along with an estimated dollar amount attributable to the disputed matter. No material deficiency with respect to any Royalty has been threatened, proposed, asserted or assessed against the Company.

                  (g) For purposes of this Agreement:

         "Royalty" includes any payments required under any contractual arrangement or by any applicable statute attributable to the production of natural resources whether owed to a local, state or federal Governmental Entity and shall include all interest, penalties and additions imposed with respect to such amounts.

         "Royalty Return" means any federal, state, or local Royalty return, declaration, statement, report, schedule, form or information return or any amended Royalty return relating to Royalties.

         "Taxes" includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

         "Tax Return" means any federal, state, local, provincial or foreign Tax return, declaration, statement, report, schedule, form or information return or any amended Tax return relating to Taxes.

         Section 3.10. Absence of Changes in Benefit Plans.

         Except as disclosed in the Filed Company SEC Documents or in Section
3.10 of the Company Disclosure Letter, since December 31, 1999, there has not been any adoption or amendment in any material respect by the Company of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, thrift, savings, stock bonus, restricted stock, cafeteria, severance, disability, medical or other plan, providing benefits to any current or former employee, officer or director of the Company (collectively, "Company Benefit Plans"). Except as disclosed in the Filed Company SEC Documents or in Section 3.10 of the Company Disclosure Letter, there are not any employment, consulting, deferred compensation, indemnification, severance or termination agreements or arrangements, non-compete agreements, confidentiality agreements, nonsolicitation and business diversion agreements or tax gross-up agreements between the Company and any current or former employee, officer or director of the Company (collectively, "Company Benefit Agreements").

         Section 3.11. ERISA Compliance; Excess Parachute Payments.

                  (a) Section 3.11(a) of the Company Disclosure Letter contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Company Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other Company Benefit Plans and Company Benefit Agreements maintained, or contributed to, by the Company or to which the Company is a party, for the benefit of any current or former employees, officers or directors of the Company. The Company has made available to Parent true, complete and correct copies of (i) each Company Benefit Plan and Company Benefit Agreement (or, in the case of any unwritten Company Benefit Plan or Company Benefit Agreement, a description thereof), (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required,
(iv) each trust agreement and group annuity contract relating to any Company Benefit Plan and (v) each employment agreement to which the Company is a party or is bound.

                  (b) All Company Pension Plans have received favorable determination letters from the Internal Revenue Service with respect to "TRA" (as defined in Section 1 of Rev. Proc. 93-39), to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would materially adversely affect its qualification or materially increase its costs. There is no material pending or, to the knowledge of the Company, threatened litigation relating to the Company Benefit Plans.

                  (c) No Company Pension Plan, other than any Company Pension Plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Company Multiemployer Pension Plan"), had, as of the respective last annual valuation date for each such Company Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent, and there has been no material adverse change in the financial condition of any Company Pension Plan since its last such annual valuation date. No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). None of the Company, any officer of the Company or any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company or any officer of the Company to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(l) of ERISA. None of such Company Benefit Plans and trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of

ERISA) for which the 30-day reporting requirement has not been waived with respect to any Company Benefit Plan during the last five years, and no notice of a reportable event will be required to be filed in connection with the Transactions. The Company has not incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Multiemployer Pension Plan. All contributions and premiums required to be made under the terms of any Company Benefit Plan as of the date hereof have been timely made or have been reflected on the most recent balance sheet filed or incorporated by reference in the Filed Company SEC Documents. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

                  (d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is unfunded or funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies with the applicable requirements of Section 4980B(f) of the Code and (iii) each such Company Benefit Plan (including any such Company Benefit Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company on or at any time after the Effective Time. The Company has no obligations for retiree health and life benefits under any Company Benefit Plan or Company Benefit Agreement.

                  (e) Except as disclosed in Section 3.11(e) of the Company Disclosure Letter, the consummation of the Offer, the Merger or any other Transaction will not (x) entitle any employee, officer or director of the Company to severance pay or an election to terminate and receive severance pay,
(y) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Benefit Plans or Company Benefit Agreements or (z) result in any breach or violation of, or a default under, any of the Company Benefit Plans or Company Benefit Agreements.

                  (f) Other than payments that may be made to the persons listed in Section 3.11(f) of the Company Disclosure Letter (the "Primary Company Executives"), (i) any amount or economic benefit that could be received (whether in cash or property or the vesting of property) under any Company Benefit Plan or Company Benefit Agreement or otherwise as a result of the Offer, the Merger, any Transaction or any other event (including upon, as a result of or in connection with a termination of employment on or following the Effective Time) by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code), and (ii) no disqualified individual is entitled to receive any additional payment from the Company or any other person in the event that the excise tax under Section 4999 of the Code is imposed on such disqualified individual.

         Section 3.12. Litigation.

         There is no suit, action, proceeding or investigation pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its properties before any arbitrator, court or other Governmental Entity (and the Company is not aware of any basis for any such suit, action, proceeding or investigation) that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect. As of the date hereof, there are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent, hinder, modify or challenge the transactions contemplated by this Agreement. The Company is not subject to any outstanding Judgment against the Company or naming the Company as a party that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

         Section 3.13. Compliance with Applicable Laws.

                  (a) Except as disclosed in the Filed Company SEC Documents, the Company is, and its operations are being conducted, in compliance with all applicable Laws, except for such failures to comply as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in the Filed Company SEC Documents, the Company has not received any written notice: (i) of any administrative, civil or criminal investigation or audit (other than Tax audits) by any Governmental Entity relating to the Company or (ii) during the past two years, from any Governmental Entity alleging that the Company is not in compliance in any material respect with any applicable Law.

                  (b) The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities ("Permits") necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and could not reasonably be expected to have a Company Material Adverse Effect. There have occurred no defaults under, or violations of, any such Permit, except for such defaults and violations that, individually and in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. Neither the Offer nor the Merger, in and of itself, would cause the revocation or cancellation of any such Permit that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

                  (c) This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or to environmental matters, which are the subject of Section 3.14.

         Section 3.14. Environmental Matters.

                  (a) Except as disclosed in the Filed Company SEC Documents or in Section 3.14(a) of the Company Disclosure Letter and except for such matters as, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect, (i) the Company is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws, (ii) the Company holds and is, and within the period of all applicable statutes of limitation has been, in compliance with all Permits required to conduct its business and operations under all applicable Environmental Laws, (iii) the Company has not received any Environmental Claim against it, and the Company has no knowledge of any such Environmental Claim being threatened, (iv) to the knowledge of the Company, no Hazardous Substance or other conditions are present on any property owned, leased or operated by the Company, or at any other location, that are reasonably likely to form the basis of any Environmental Claim against the Company or against any person (including any predecessor of the Company) whose liability the Company retained or assumed either contractually or by operation of law, (v) the Company has not entered into or agreed to any Governmental Entity decree, order or agreement and is not subject to any judgment relating to compliance with, or to investigation or cleanup, or to liability, under any Environmental Law, and (vi) the Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance, or owned or operated any property or facility in a manner that has given or would reasonably be expected to give rise to any liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental Laws. "Environmental Claim" means any claim, demand, action, suit, complaint, proceeding, directive, investigation, Lien, demand letter or notice (written or oral) of noncompliance, violation or liability by any person asserting liability or potential liability (including liability or potential liability for enforcement, investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Substance at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or any Permit issued under any Environmental Law, or (iii) otherwise relating to obligations or liabilities under any Environmental Law. "Environmental Laws" means any and all applicable federal, state or local statutes, regulations, ordinances, guidelines, codes, decrees, or other legally enforceable requirement (including common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Entity, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including indoor air, ambient air, surface water, groundwater, land surface, subsurface strata, or plant or animal species) or human health as affected by the environment or Hazardous Substances (including employee health and safety). "Hazardous Substance" means all explosive or radioactive substances, materials or wastes, hazardous or toxic substances, materials or wastes, asbestos, asbestos-containing materials, pollutants and contaminants (including petroleum or any fraction thereof) and all other substances, materials or wastes, whether or not defined as such, that are regulated pursuant to or that could result in liability under any applicable Environmental Law.

                  (b) No Environmental Law imposes any obligation upon the Company arising out of or as a condition to the Offer, the Merger or any other Transaction, including any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgment or covenant in any land records, or the modification of or provision of notice under any agreement, consent order or consent decree, except for such obligations as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. No material Lien has been placed upon any of the Company's properties under any Environmental Law.

         Section 3.15. Contracts.

         Except as disclosed as an exhibit to the Filed Company SEC Documents or as set forth in Section 3.15 of the Company Disclosure Letter, the Company is not a party to or bound by or otherwise subject to any Contracts of the following nature (collectively, the "Material Contracts"): (i) any Contract which restricts the Company or any of its affiliates from competing in any line of business or with any person in any geographical area; (ii) any Contract involving (A) the acquisition, merger or purchase of all or substantially all the assets or business of a third party involving aggregate consideration of $10.0 million, (B) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $10.0 million or more or
(C) the grant to any person of any preferential right to purchase any material asset or assets of the Company; (iii) any Contract which contains a "change in control" or similar provision pursuant to which the execution and delivery of this Agreement, the commencement of the Offer or the consummation of the Offer, the Merger or any of the other Transactions would give rise to any right (including any right of termination, cancellation, acceleration or vesting) or benefit that could reasonably be expected to have a Company Material Adverse Effect; (iv) any Contract, including any mortgage or other grant of security interests, guarantee or note, relating to the borrowing of money in an amount in excess of $10.0 million in the aggregate; (v) any Contract to indemnify for any Environmental Claim or any other liability or cost with respect to any Environmental Law; (vi) any Contract which would prohibit or materially delay the consummation of the Merger or any of the other Transactions; or (vii) any other Contract that is material to the business, assets, condition (financial or otherwise), prospects or results of operations of the Company. Except as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect, the Company is not in breach or default under any Material Contract nor, to the knowledge of the Company, is any other party to any Material Contract in breach or default thereunder.

         Section 3.16. Labor Matters.

         There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. To the knowledge of the Company, there have been no labor union organizing activities involving the Company, and the Company has not had any actual or threatened employee strike, work stoppage, slowdown or lockout.

         Section 3.17. Brokers; Fees and Expenses.

         No broker, investment banker, financial advisor or other person, other than Lehman Brothers Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of the Company. The Company has furnished to Parent a true and complete copy of all agreements between the Company and Lehman Brothers Inc. relating to the Offer, the Merger and the other Transactions.

         Section 3.18. Opinion of Financial Advisor.

         The Company has received the opinion of Lehman Brothers Inc., dated the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Offer and the Merger by the holders of Company Common Stock is fair to the holders of Company Common Stock from a financial point of view.

         Section 3.19. Potential Conflicts of Interest.

         Except as disclosed in the Filed Company SEC Documents or set forth in
Section 3.19 of the Company Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and its affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

         Section 3.20. Reserve Information.

         The underlying factual information provided to Ryder Scott Company, L.P. ("Ryder Scott"), to the extent that it was relied upon by Ryder Scott in the preparation of its report on the Company's proved reserves as of January 1, 2000, was, at the time of delivery, true and correct in all material respects, except for such errors as, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The Company has no present knowledge of any material errors in such underlying factual information supplied to Ryder Scott for purposes of preparing such report and the conclusions in such report are not in any material way unreasonable when compared with the Company's own evaluation of the properties included in such report as of January 1, 2000 taken as a whole.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

         Section 4.01. Organization, Standing and Power.

         Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

         Section 4.02. Sub.

         Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto. Sub is a wholly owned subsidiary of Parent.

         Section 4.03. Authority; Execution and Delivery; Enforceability.

         Each of Parent and Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the Transactions. The execution, delivery and performance by each of Parent and Sub of this Agreement and the consummation by it of the Transactions have been duly authorized by all necessary corporate and stockholder action on the part of Parent and Sub. USX has recommended that Parent enter into this Agreement. Parent, as sole stockholder of Sub, has adopted this Agreement. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity). Subject to the applicability of
Section 253 of the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of common stock of Sub voting as a single class is the only vote of any class or series of Sub's capital stock required to approve the Merger and adopt this Agreement.

         Section 4.04. No Conflicts; Consents.

                  (a) The execution, delivery and performance by each of Parent and Sub of this Agreement do not, and the consummation of the Offer, the Merger and the other Transactions and compliance with the terms of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, subject in the case of clauses (ii) and (iii) above, for such matters as, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on (a) the ability of Parent or Sub to perform its obligations under this Agreement or (b) the ability of Parent or Sub to consummate the Offer, the Merger and the other Transactions (any of the foregoing, a "Parent Material Adverse Effect").

                  (b) No Consent of, or registration, declaration or filing with, or notice to, or Permit from any Governmental Entity is required to be obtained or made by or with respect to Parent or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with the SEC of (A) the Offer Documents and (B) such reports under the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other Transactions, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the Taxes described in Section 6.08, (iv) filings under state securities Laws, and (v) such other items as, individually or in the aggregate, could not reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.05. Information Supplied.

         Subject to the Company's fulfillment of its obligations hereunder with respect thereto, the Offer Documents will contain (or will be amended in a timely manner so as to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable Law and will conform in all material respects with the requirements of the Exchange Act and any other applicable Law; and the Offer Documents will not, at the respective times they are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is hereby made by Parent or Sub with respect to any information supplied by the Company in writing for inclusion in, or with respect to the Company information derived from the Company's public SEC filings which is included or incorporated by reference in, the Offer Documents. None of the information supplied or to be supplied by USX, Parent or Sub for inclusion or incorporation by reference in, or which may be deemed to be incorporated by reference in, the Schedule 14D-9 or the Proxy Statement will, at the respective times the Schedule 14D-9 and the Proxy Statement are filed with the SEC or published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. If any time prior to the Effective Time any event with respect to Parent or Sub, or with respect to any information supplied by USX, Parent or Sub for inclusion in the Schedule 14D-9 or the Proxy Statement, shall occur which is required to be described in an amendment of, or a supplement to, such document, Parent or Sub shall so describe the event to the Company.

         Section 4.06. Brokers.

         No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Offer, the Merger and the other Transactions based upon arrangements made by or on behalf of Parent.

         Section 4.07. Financing.

         Parent and Sub now have and will have available (through cash on hand and existing credit arrangements or otherwise) all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as and when needed, and to perform their respective obligations under this Agreement.

         Section 4.08. Litigation.

         There is no suit, action, proceeding or investigation pending against, or to the knowledge of Parent threatened against or affecting, Parent or any of its subsidiaries before any Governmental Entity that questions the validity of this Agreement or any action to be taken by Parent or Sub in connection with the consummation of the Transactions or would otherwise prevent or delay the consummation of the Transactions.

         Section 4.09. Ownership of Company Common Stock.

         As of the date hereof, neither Parent nor any of its subsidiaries beneficially owns any shares of Company Common Stock.

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 5.01. Conduct of Business.

                  (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall conduct its business in the usual, regular and ordinary course of business and in substantially the same manner as previously conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Company shall maintain its assets and all parts thereof in as good working order and condition as at present, ordinary wear and tear excepted, consistent with past practice, and shall maintain in full force and effect current insurance policies or other comparable insurance coverage with respect to the assets and potential liabilities thereof. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01(a) of the Company Disclosure Letter or conduct otherwise expressly permitted by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not do any of the following without the prior written consent of Parent:

                           (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                           (ii) issue, deliver, sell, grant, pledge, transfer or otherwise encumber or dispose of or subject to any Lien (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants, commitments or rights of any kind to acquire, any such shares, voting securities or convertible or exchangeable securities or (C) any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Common Stock upon the exercise of Company Stock Options and Warrants outstanding on the date of this Agreement and in accordance with their terms as in effect on the date of this Agreement;

                           (iii) amend the Company Charter or the Company
         Bylaws;

                           (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial equity interest in or all or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, company, limited liability company, joint venture, association or other business organization or division thereof or (B) any assets that, individually or in the aggregate, are in excess of $10 million, except purchases of inventory in the ordinary course of business;

                           (v) (A) grant to any employee, officer or director of the Company any increase in compensation or pay any bonus, except to the extent required under employment agreements in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (B) grant to any employee, officer or director of the Company any increase in severance, change of control or termination pay, except to the extent required under any agreement in effect as of the date of the most recent audited financial statements included in the Filed Company SEC Documents, (C) establish, adopt, enter into or amend any Company Benefit Agreement, any collective bargaining agreement, other labor union agreement or Company Benefit Plan, or (D) take any action to accelerate any rights or benefits, take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Agreement or Company Benefit Plan, or make any material determinations not in the ordinary course of business, under any collective bargaining agreement, labor union agreement or Company Benefit Plan or Company Benefit Agreement;

                           (vi) make any change in accounting methods, principles or practices affecting the reported assets, liabilities or results of operations of the Company, except as required by a change in GAAP;

                           (vii) sell, lease (as lessor), license, encumber or otherwise dispose of or subject to any Lien any properties or assets that, individually or in the aggregate, are in excess of $1 million, except sales of commodity production, inventory and excess or obsolete assets in the ordinary course of business;

                           (viii) (A) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, except for short-term borrowings incurred in the ordinary course of business and additional borrowings under its credit facility not to exceed $10 million at any time outstanding, or (B) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

                           (ix) make or agree to make any new capital expenditure or expenditures that, individually or in the aggregate, are in excess of $2.0 million in any calendar quarter;

                           (x) make or change any material Tax election or settle or compromise any material Tax liability or refund;

                           (xi) (A) pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business or (B) cancel any indebtedness that is material, individually or in the aggregate, to the Company, or waive any claims or rights of substantial value;

                           (xii) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

                           (xiii) make, enter into or renew, extend, amend, modify, or waive any provisions of any Material Contract or relinquish or waive any rights under, or agree to the termination of, any Material Contract, except in the ordinary course of business;

                           (xiv) permit any material insurance policy naming it as a beneficiary or a loss payable payee to lapse, be cancelled or expire unless a new policy with substantially identical coverage is in effect as of the date of lapse, cancellation or expiration; or

                           (xv) authorize, or commit or agree to take, any of the foregoing actions or take any action that would (y) make any representation or warranty in Article III hereof untrue or incorrect in any material respect, or (z) result in any of the conditions to the Offer set forth in Annex I hereto or any of the conditions to the Merger set forth in Article VII hereof not being satisfied.

                  (b) Advice of Changes. The Company shall promptly advise Parent of any change or event that has had or could reasonably be expected to have a Company Material Adverse Effect.

         Section 5.02. No Solicitation.

                  (a) From the date hereof, the Company shall not (whether directly or indirectly through advisors, agents, representatives or other intermediaries), and the Company shall use its reasonable best efforts to cause its officers, directors, advisors, representatives and other agents (collectively, its "Representatives") not to, directly or indirectly, (i) continue any discussions or negotiations, if any, with any parties, other than Parent and Sub, conducted heretofore with respect to any Company Takeover Proposal (as hereinafter defined) or which could reasonably be expected to lead to a Company Takeover Proposal, (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Company Takeover Proposal,
(iii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or, in connection with any Company Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of the Company, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Company Takeover Proposal or (iv) enter into any agreement with respect to any Company Takeover Proposal. Notwithstanding the foregoing, the Company or the Company Board shall be permitted to furnish information with respect to the Company and participate in discussions or negotiations regarding an unsolicited bona fide Company Takeover Proposal if, and only to the extent that, a majority of the entire Company Board determines in good faith that such Company Takeover Proposal could reasonably be expected to result in a Superior Company Proposal, in which case the Company will not disclose any information to such person without entering into a customary confidentiality agreement containing confidentiality provisions substantially identical to those contained in the Confidentiality Agreement (as hereinafter defined); provided, however, that such confidentiality agreement shall not prohibit the presentation of a Company Takeover Proposal to Parent. The Company shall promptly (but in no case later than 48 hours after actual receipt by an officer of the Company) provide Parent with a copy of any written Company Takeover Proposal received and a written statement with respect to any non-written Company Takeover Proposal received, which statement shall include the material terms thereof (but may omit the identity of the person making the Company Takeover Proposal). The Company shall keep Parent informed on a reasonably current basis of any material developments with respect to any discussions regarding any Company Takeover Proposal.

                  (b) Nothing contained in Section 5.02(a) shall prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act (or any similar communications) in connection with the making or amendment of a tender offer or exchange offer or (ii) making any disclosure to the Company's stockholders required by applicable Law, provided that the Company Board shall not recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with any such tender or exchange offer unless the Company Board, by majority vote of the entire Company Board, shall have determined in good faith, based upon (among other things) the advice of its independent financial advisors and outside counsel, that the relevant Company Takeover Proposal constitutes a Superior Company Proposal.

                  (c) For purposes of this Agreement:

                  "Company Takeover Proposal" means any inquiry, proposal or offer (other than by Parent, Sub or any of their affiliates) for (i) a merger, consolidation, share exchange, dissolution, recapitalization, liquidation or other business combination involving the Company, (ii) the acquisition by any person in any manner, directly or indirectly, of a number of shares of any class of equity securities of the Company equal to or greater than 15% of the number of such shares outstanding before such acquisition or (iii) the acquisition by any person in any manner, directly or indirectly, of assets that generate or constitute a substantial part of the net revenues, net income or assets of the Company, in each case other than the Transactions.

                  "Superior Company Proposal" means any bona fide written Company Takeover Proposal made by a third party (other than by Parent, Sub or any of their affiliates) to acquire directly or indirectly (i) all the equity securities or (ii) the assets of the Company substantially as an entirety, which the Company Board determines in good faith (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making such proposal, (x) would, if consummated, be more favorable, from a financial point of view, to the holders of Company Common Stock than the Transactions and (y) is reasonably likely to be consummated without undue delay.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         Section 6.01. Preparation of Proxy Statement; Stockholders Meeting.

                  (a) If the Company Stockholder Approval is required by applicable Law, the Company shall, as soon as practicable following the acceptance of shares of Company Common Stock pursuant to the Offer, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. No filing of, or amendment to, the Proxy Statement will be made by the Company without providing Parent the opportunity to review and comment thereon. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after filing with the SEC.

                  (b) If the Company Stockholder Approval is required by applicable Law, the Company shall, as soon as practicable following the acceptance of shares of Company Common Stock pursuant to the Offer, duly call, give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of seeking the Company Stockholder Approval. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval.

                  (c) If the Company Stockholders Meeting is held, Parent shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Sub or any other subsidiary of Parent to be voted at the Company Stockholders Meeting in favor of the adoption of this Agreement and shall, after acceptance of shares of Company Common Stock pursuant to the Offer, otherwise use its reasonable best efforts to cause the Merger to be completed as soon as practicable.

                  (d) Notwithstanding the foregoing clauses (a), (b) and (c), if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Company Common Stock, the parties shall, as soon as possible following the acceptance of shares of Company Common Stock pursuant to the Offer, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

         Section 6.02. Access to Information; Confidentiality.

                  (a) The Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other representatives, access during reasonable business hours during the period prior to the Effective Time to (i) all of the Company's properties, books, contracts, commitments, personnel and records and other information and business documents,
(ii) by appointment, the Company's independent reserve engineers and accountants and (iii) the premises of the Company for the purpose of inspecting the books and records of the Company, provided that access to the premises shall be permitted only with the prior consent of the Company (which consent shall not be unreasonably withheld or delayed). During the period prior to the Effective Time, Parent will have the full cooperation of the Company in confirming the nature of the relationships between the Company and its customers, working interest owners, contractors and suppliers, including whether or not such relationships are satisfactory and whether or not such relationships are expected to continue after the Merger. The Company shall have the right to have a representative present at all times of any such inspections, interviews and communications conducted by Parent or its representatives.

                  (b) Neither any investigation conducted by Parent or its representatives pursuant to this Section 6.02 nor the results thereof shall affect any representation or warranty of the Company contained in this Agreement or the ability of Parent to rely thereon. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated November 15, 2000, between the Company and Parent (the "Confidentiality Agreement").

         Section 6.03. Reasonable Best Efforts; Notification.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including
(i) determining whether any action by or in respect of or filing with any Governmental Entities is required or any actions, consents, approvals or waivers are required to be obtained from third parties in connection with the Transactions, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. Nothing in this Agreement shall be deemed to require Parent to waive any rights or agree to any limitation on its operations or to dispose of any asset or collection of assets of the Company, Parent or any of their respective subsidiaries or affiliates.

                  (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) any notice or other communication it receives from any person alleging that the consent of such person is or may be required in connection with the Transactions, (iv) any notice or other communication it receives from any Governmental Entity in connection with the Transactions or (v) any action, suit, claim, investigation or proceeding commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or 4.08, as applicable, or that relate to the consummation of the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         Section 6.04. Stock Options.

                  (a) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall adopt such resolutions or take such other actions as are required to provide that each Company Stock Option outstanding immediately prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer shall be canceled, with the holder thereof becoming entitled to receive (i) in the case of each holder listed in Section 6.04(a) of the Company Disclosure Letter, an amount of cash in respect of such Company Stock Option equal to the product of (A) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Stock Option and (B) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to its cancellation or (ii) in the case of each other holder, the amount of cash in respect of such Company Stock Option as provided in the Company Stock Plan upon a change of control.

                  (b) All amounts payable pursuant to this Section 6.04 shall be subject to any required withholding of Taxes and shall be paid at or as soon as practicable following the Effective Time, but in any event within seven days following the Effective Time, without interest. The Company shall use its reasonable best efforts to obtain all consents of the holders of the Company Stock Options as shall be necessary to effectuate the foregoing. The cancellation of a Company Stock Option in exchange for the cash payment described in this Section 6.04 shall be deemed a release of any and all rights the holder of such Company Stock Option had or may have had in respect thereof, and any required consents from all such holders shall so provide. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Company Stock Option until all consents, approvals and tax certifications which Parent reasonably determines to be necessary are obtained.

                  (c) As soon as practicable following the date of this Agreement, the Company Board (or, if appropriate, any committee administering the Company Stock Plan) shall take or cause to be taken such actions as are required to cause (i) the Company Stock Plan to terminate as of the Effective Time and (ii) the provisions in any other Company Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company to be deleted as of the Effective Time. The Company shall ensure that following the Effective Time no holder of a Company Stock Option or any participant in the Company Stock Plan or other Company Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

                  (d) In this Agreement:

                  "Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

                  "Company Stock Plan" means the Company's 1998 Stock Option and Incentive Plan as amended from time to time.

         Section 6.05. Indemnification.

                  (a) After the Effective Time, Parent will cause the Surviving Corporation to indemnify each person who is now, or has been at any time prior to the date hereof, a director or officer of the Company (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the fullest extent permitted by law, with respect to any liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise with the approval of the Company (which approval shall not be unreasonably withheld or delayed), cost or expense (including reasonable fees and expenses of legal counsel) incurred in connection with any threatened or actual action, suit or proceeding based on, or arising out of, the fact that such person is or was a director or officer of the Company ("Indemnified Liabilities"), in each case, to the full extent that Parent or the Company is permitted under applicable Law to so indemnify. Any Indemnified Party desiring to claim indemnification under this
Section 6.05(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent and the Surviving Corporation (but the failure so to notify shall not relieve the indemnifying party from any liability which it may have under this Section 6.05(a) except to the extent such failure materially prejudices such indemnifying party), and shall deliver to Parent and the Surviving Corporation all undertakings required under applicable Law. After Parent's receipt of such notice with respect to any such claim, action, suit, proceeding or investigation, Parent shall have the right to assume and direct, or cause the Surviving Corporation to assume and direct, all aspects of the defense thereof, including settlement, and the Indemnified Party shall cooperate in the vigorous defense of any such matter. In no event shall Parent or the Surviving Corporation be liable for any settlement effected without its prior written consent. The rights to indemnification under this Section 6.05(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

                  (b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect policies of directors' and officers' insurance, for the benefit of those persons who are covered by the Company's directors' and officers' liability insurance at the Effective Time, providing coverage with respect to matters occurring prior to the Effective Time that is at least equal to the coverage provided under the Company's current directors' and officers' liability insurance policies, to the extent that such liability insurance can be maintained at an annual cost to Parent not greater than 150 percent of the premium for the current Company directors' and officers' liability insurance (which the Company represents and warrants to be not more than $150,000); provided, however, that if such insurance cannot be so maintained at or below such cost, Parent shall maintain as much of such insurance as can be so maintained at a cost equal to 150 percent of the current annual premiums of the Company for such insurance. The foregoing provisions shall not in any way restrict or preclude any sale, liquidation or dissolution of any subsidiary of Parent at any time after the Effective Time. Parent agrees to pay all expenses (including fees and expenses of counsel) that may be incurred by any Indemnified Party in successfully enforcing the indemnity or other obligations under this Section 6.05.

                  (c) In the event Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume the obligations set forth in this Section 6.05.

                  (d) The provisions of this Section 6.05 are (i) intended to be for the benefit of, and to be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

         Section 6.06. Fees and Expenses.

                  (a) Except as provided below, all fees and expenses incurred in connection with the Merger and the other Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

                  (b) In the event that this Agreement is terminated by (i) the Company pursuant to Section 8.01(d) or (ii) by Parent or Sub pursuant to Section 8.01(c)(i), (iii) or (iv), then the Company shall promptly, but in no event later than the date of such event, pay to Parent a fee equal to $15 million (the "Termination Fee"), payable by wire transfer of same day funds, which shall be deemed to be sole and exclusive liquidated damages for such termination. In addition, if: (A)(x) this Agreement is terminated by the Company pursuant to
Section 8.01(b)(ii) or by Parent or Sub pursuant to Section 8.01(c)(v) (where the breach by the Company is willful), (y) prior to such termination a Company Takeover Proposal has been publicly announced, disclosed or communicated and (z) on the date of such termination, neither Parent nor Sub is in material breach of this Agreement and the Minimum Tender Condition has not been satisfied and (B) within nine months after such termination pursuant to clause (A), the Company shall consummate or enter into an agreement with respect to any Company Takeover Proposal, then the Company shall pay the

Termination Fee concurrently with the earlier of entering into any such agreement or consummating such transaction.

         Section 6.07. Public Announcements.

         Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Offer, the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except after reasonable attempts to provide notice have been undertaken and such release or statement is required by applicable Law.

         Section 6.08. Transfer Taxes.

         All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the Transactions shall be paid by the party upon whom the primary burden is placed by the applicable Law. Each party shall cooperate with the other in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and any information with respect to such property that is reasonably necessary to complete such Tax Returns.

         Section 6.09. Directors.

         Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Company Common Stock pursuant to the Offer, Sub shall be entitled to designate such number of directors on the Company Board as will give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that equals the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Company Common Stock so accepted for payment and paid for by Sub plus the number of shares of Company Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares then outstanding, and the Company shall, at such time, cause Sub's designees to be so elected or appointed to the Company Board; provided, that in the event that Sub's designees are appointed or elected to the Company Board, until the Effective Time the Company Board shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company (the "Independent Directors"); and provided further that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, Parent or Sub, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. After acceptance by Sub of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, any (i) amendment or termination of this Agreement by the Company, (ii) extension of time for the performance, or waiver, of the obligations or other acts of Parent or Sub or (iii) waiver of the Company's rights hereunder, shall require the approval of all of the Independent Directors (and, in any event, at least two Independent Directors) in addition to any required approval thereof by the full Company Board. Subject to applicable Law, the Company shall take all action requested by Parent necessary to effect any such election or appointment, including mailing to its stockholders the Information Statement, and the Company shall make such mailing with the mailing of the
Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. The Company will also use its reasonable efforts to cause Sub's designees to be proportionately represented on each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement). The provisions of this Section 6.09 are in addition to and, except as specifically contemplated by this Section 6.09, shall not limit any rights which Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Company Common Stock as a matter of applicable Law with respect to the election of directors or otherwise.

         Section 6.10. CMS Operating Agreement.

         The Company has had discussions with CMS Oil & Gas Company ("CMS") regarding the elimination of Section D of Article XVI of the Operating Agreement dated November 20, 1998 between CMS and the Company, and the Company will use its reasonable best efforts to effect an amendment to that agreement prior to the Effective Time so that such Section D will be eliminated or modified to remove any effective impediment to drilling proposals consistent with aggressive development.

         Section 6.11. Further Assurances.

         At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         Section 7.01. Conditions to Each Party's Obligation to Effect the
Merger.

         The respective obligation of each party to effect the Merger is subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. If required by applicable Law, the Company shall have obtained the Company Stockholder Approval.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, the party asserting such condition shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                  (c) Statutory Restraints. No statute, code or regulation shall have been enacted or promulgated by any Governmental Entity that prohibits consummation of the Merger.

                  (d) Purchase of Common Stock. Sub shall have previously accepted for payment and paid for shares of Company Common Stock pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.01. Termination.

         This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of Sub or, subject to the terms hereof, the Company:

                  (a) by mutual written consent of Parent and the Company; provided, however, that if Parent shall have nominated a majority of the directors pursuant to Section 6.09, such consent of the Company may only be given if approved by the Independent Directors in accordance with Section 6.09;

                  (b) by either Parent or the Company:

                           (i) if a statute, rule or executive order shall have been enacted, entered or promulgated prohibiting the transactions contemplated hereby on the terms contemplated by this Agreement or if any Governmental Entity shall have issued an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, shares of Company Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

                           (ii) if (A) as the result of the failure of any of the conditions set forth in Annex I to this Agreement, (1) Sub shall have failed to commence the Offer within 30 days following the date of this Agreement or (2) the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer or (B) Sub shall not have accepted for payment any shares of

         Company Common Stock pursuant to the Offer prior to April 30, 2001; provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any party whose willful failure to fulfill any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a willful breach of any representation or warranty of such party contained in this Agreement;

                  (c) by Parent or Sub:

                           (i) if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, the Company Board shall have withdrawn, or modified or changed in a manner adverse to Parent or Sub, its approval or recommendation of the Offer (including by amendment to the Schedule 14D-9), this Agreement or the Merger or shall have recommended or approved a Company Takeover Proposal; or

                           (ii) if any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 under the Exchange Act) of 15% or more of the outstanding shares of Company Common Stock;

                           (iii) if there shall have been a material breach by the Company of any provision of Section 5.02;

                           (iv) if the Company shall have (i) exempted for purposes of Section 203 of the DGCL any acquisition of shares of Company Common Stock by any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than USX, Parent, Sub or their affiliates, or (ii) amended (or agreed to amend) the Company Rights Agreement or redeemed (or agreed to redeem) the outstanding Company Rights thereunder for the purpose of exempting an acquisition of shares of Company Common Stock (other than pursuant to this Agreement) from the Company Rights Agreement and the Company Rights; or

                           (v) if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, (i) there shall be a breach of any representation or warranty of the Company in this Agreement that is qualified as to materiality or Company Material Adverse Effect, (ii) there shall be a breach of any representation or warranty of the Company in this Agreement that is not so qualified other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Company Material Adverse Effect, or (iii) there shall be a material breach by the Company of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (i), (ii) or (iii), either is not capable of being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to the Company from Parent or Sub of such breach and (y) the expiration of the Offer; provided, however, that neither Parent nor Sub may terminate this Agreement pursuant to this Section 8.01(c)(v) if Parent or Sub is then in material breach of any representation, warranty or covenant contained in this Agreement;

                  (d) by the Company if, prior to the acceptance for payment of shares of Company Common Stock pursuant to the Offer, (A) the Company Board, by majority vote of the entire Company Board, determines in good faith, based upon (among other things) the advice of outside financial advisors and outside counsel to the Company, that a Company Takeover Proposal constitutes a Superior Company Proposal, (B) the Company, at the direction of the Company Board, notifies Parent in writing that it intends to enter into an agreement with respect to such Superior Company Proposal, which notification identifies the person making the Superior Company Proposal and attaches the most current version of such agreement (or a complete and accurate description of all material terms and conditions thereof), (C) Parent does not make, within three business days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Company Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Company Proposal, it being understood that the Company shall not enter into any such binding agreement during such three-business day period and (D) the Company concurrently with such termination pursuant to this clause
(e)(i) pays to Parent in immediately available funds the Termination Fee (as provided in Section 6.06). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving effect to such notification; or

                  (e) by the Company prior to the consummation of the Offer, if
(A) there shall be a breach of any representation or warranty of Parent or Sub in this Agreement that is qualified as to materiality or Parent Material Adverse Effect, (B) there shall be a breach of any representation or warranty of Parent or Sub in this Agreement that is not so qualified, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Parent Material Adverse Effect or (C) there shall be a material breach by Parent or Sub of any of its covenants or agreements contained in this Agreement, which breach, in the case of clause (A), (B) or (C), either is not capable or being cured or, if it is capable of being cured, has not been cured by the earlier of (x) 10 business days following written notice to Parent from the Company of such breach and (y) the expiration of the Offer; provided that the Company may not terminate this Agreement pursuant to this Section 8.01(f) if the Company is then in material breach of any representation, warranty or covenant contained in this Agreement.

         Section 8.02. Effect of Termination.

         In the event of termination of this Agreement by either the Company or Parent or Sub as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 6.06, this Section 8.02 and
Article IX, which provisions shall survive such termination, and except that nothing in this Section 8.02 shall relieve a party from liability for fraud or liability for the willful breach by a party of any representation, warranty or covenant set forth in this Agreement and such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of any such breach.

         Section 8.03. Amendment.

         Subject to Section 6.09, this Agreement may be amended, supplemented or modified by the parties at any time before or after receipt of the Company Stockholder Approval only by an instrument in writing signed on behalf of each of the parties; provided, however, that after receipt of the Company Stockholder Approval, there shall be made no amendment, supplement or modification that by Law requires further approval by the stockholders of the Company without the further approval of such stockholders.

         Section 8.04. Extension; Waiver.

         Subject to Section 6.09, at any time prior to the Effective Time, (a) the parties may extend the time for the performance of any of the obligations or other acts of the other parties, (b) each party may waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.03, each party may waive compliance with any of the agreements or conditions of another party contained in this Agreement. Subject to Section 6.09, any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

         Section 8.05. Procedure for Termination, Amendment, Extension or
Waiver.

         Subject to Section 6.09, a termination of this Agreement pursuant to
Section 8.01, an amendment, modification or supplement of this Agreement pursuant to Section 8.03 or an extension or waiver pursuant to Section 8.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.01. Nonsurvival of Representations and Warranties.

         None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         Section 9.02. Notices.

         All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding business day if received after 5 p.m. local time on a business day or if received on a Saturday, Sunday or United States holiday) by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a) if to Parent or Sub, to:

                      Marathon Oil Company
                      5555 San Felipe Road
                      Houston, Texas 77056-2723
                      Attention: President
                                 General Counsel

                      with a copy to:

                      Baker Botts L.L.P.
                      3000 One Shell Plaza
                      910 Louisiana
                      Houston, Texas 77002-4995
                      Attention: R. Joel Swanson, Jr.

                  (b) if to the Company, to:

                      Pennaco Energy, Inc.
                      1050 17th Street, Suite 700
                      Denver, Colorado 80265-2076
                      Attention: Glen C. Warren, Jr.

                      with a copy to:

                      Vinson & Elkins L.L.P.
                      2300 First City Tower
                      1001 Fannin Street
                      Houston, Texas 77002-6760
                      Attention: David P. Oelman

         Section 9.03. Definitions.

         For purposes of this Agreement:

                  An "affiliate," when used with reference to any person, shall have the meaning ascribed to such term in Rule 12b-2 of the Exchange Act, as in effect on the date of this Agreement.

                  A "business day" means any day other than Saturday, Sunday or any other day on which banks in the City of New York are required or permitted by applicable Law to close.

                  A "Company Material Adverse Effect" means a material adverse effect on (i) the business, operations, assets, condition (financial or otherwise), or results of operations of the Company, (ii) the ability of the Company to perform its obligations under this Agreement or (iii) the ability of the Company to consummate the Offer, the Merger and the other

         Transactions; provided, however, that effects relating to (a) the economy in general, (b) changes in oil, gas or other hydrocarbon commodity prices or other changes affecting the oil and gas industry generally or (c) the announcement of the transactions contemplated hereby, shall not be deemed to constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred.

                  "in the ordinary course of business," with respect to any action, means such action is:

                           (a) consistent with the past custom and practices of
                  such person (including with respect to quantity and frequency) and is taken in the ordinary course of the normal day-to-day operations of such person;

                           (b) not required to be authorized by the Board of
                  Directors of such person; and

                           (c) similar in nature and magnitude to actions
                  customarily taken, without any authorization by the Board of Directors, in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

                  A "person" means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity of any kind.

                  A "subsidiary" of any person means any other person of which
         (i) such person or any subsidiary thereof is a general partner, (ii) such person and/or one or more of its subsidiaries holds voting power to elect a majority of the board of directors or others performing similar functions or (iii) such person, directly or indirectly, owns or controls more than 50% of the equity interests of such other person.

                  Words and terms used in this Agreement which are defined in other Sections of this Agreement are used throughout this Agreement as therein defined.

         Section 9.04. Interpretation.

         When a reference is made in this Agreement to a Section or an Article, such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         Section 9.05. Severability.

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

         Section 9.06. Counterparts.

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         Section 9.07. Entire Agreement; No Third-Party Beneficiaries.

         This Agreement, taken together with the Company Disclosure Letter, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions and (b) except for the provisions of Article II, Section 6.05 and
Section 6.09, is not intended to confer upon any person other than the parties hereto any rights, remedies, obligations or liabilities.

         Section 9.08. Governing Law.

         This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         Section 9.09. Assignment.

         Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         Section 9.10. Limitations on Warranties.

                  (a) Except for the representations and warranties contained in
Article III of this Agreement and in the Company Disclosure Letter, the Company makes no other express or implied representation or warranty to Parent or Sub. Parent and Sub each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in Article III of this Agreement or the Company Disclosure Letter.

                  (b) Except for the representations and warranties contained in
Article IV of this Agreement, Parent and Sub make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Sub other than the representations and warranties of Parent and Sub set forth in Article IV of this Agreement.

         IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

                                       MARATHON OIL COMPANY


                                       By: /s/ Clarence P. Cazalot, Jr.
                                           ----------------------------
                                           Clarence P. Cazalot, Jr.
                                           President

                                       MARATHON OIL ACQUISITION 1, LTD.


                                       By: /s/ Richard J. Murphy
                                           ----------------------------
                                           Richard J. Murphy
                                           President

                                       PENNACO ENERGY, INC.


                                       By: /s/ Paul M. Rady
                                           ----------------------------
                                           Paul M. Rady
                                           President

                                     ANNEX I

                             CONDITIONS OF THE OFFER

         The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement and Plan of Merger (the "Agreement"). Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for, and may postpone the acceptance for payment of and payment for, shares of Company Common Stock tendered, and, except as set forth in the Agreement, terminate the Offer as to any shares of Company Common Stock not then paid for if there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Company Common Stock which would represent at least a majority of the Fully Diluted Shares on the date of purchase (the "Minimum Tender Condition"). The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to commence the Offer, accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, with the consent of the Company or if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

                  (a) there shall be pending any suit, action or proceeding by any Governmental Entity, or pending any suit, action or proceeding that has a reasonable likelihood of success by any other person, (i) seeking to restrain, prohibit or make illegal or materially more costly the making or consummation of the Offer or the Merger or any other Transaction, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, or to compel the Company, Parent or any of their respective subsidiaries or affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries or affiliates, as a result of the Offer, the Merger or any other Transaction, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock, including the right to vote the Company Common Stock purchased by it on all matters properly presented to the stockholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or (v) that otherwise could reasonably be expected to have a Company Material Adverse Effect;

                  (b) any statute, rule, regulation, legislation, interpretation, judgment, order or injunction shall be enacted, entered, enforced, promulgated, amended or issued with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer, the Merger or any other Transaction, in either case by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in paragraph (a) above;

                  (c) (i) it shall have been publicly disclosed or Parent shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 15% of the outstanding shares of the Company Common Stock has been acquired by another person or (ii) the Company Board or any committee thereof shall have (1) withdrawn or modified the approval or recommendation of the Company Board of the Offer (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Sub, (2) approved or recommended to the stockholders of the Company a Company Takeover Proposal or announced its intention to enter into an agreement with respect to a Company Takeover Proposal, (3) approved or recommended that the stockholders of the Company tender their shares of Company Common Stock into any tender offer or exchange offer that is a Company Takeover Proposal or is related thereto or (4) resolved to do any of the foregoing;

                  (d) the representations or warranties of the Company set forth in the Agreement that are qualified by materiality or Company Material Adverse Effect shall not be true and correct, or the representations and warranties of the Company set forth in the Agreement that are not so qualified shall not be true and correct in all material respects, in each case, as if such representations or warranties were made as of such time (except to the extent such representations and warranties speak as of a specific date or as of the date hereof, in which case such representations and warranties shall not be so true and correct or true and correct in all material respects, as the case may be, as of such specific date or as of the date hereof, respectively);

                  (e) there shall have occurred any changes, conditions, events or developments that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect;

                  (f) the Company shall have breached in any material respect any material agreement or covenant of the Company under this Agreement; or

                  (g) this Agreement shall have been terminated in accordance with its terms;

in each case which, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable, in the sole and absolute discretion of Parent, to proceed with such acceptance for payment or payment.

         The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion; provided, however, that the Minimum Tender Condition may not be waived. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Parent with respect to the foregoing conditions shall be final and binding on the parties.

                             AMENDMENT TO AGREEMENT
                               AND PLAN OF MERGER


                  THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER dated as of February 2, 2001 (this "Amendment") by and among MARATHON OIL COMPANY, an Ohio corporation ("Parent"), MARATHON OIL ACQUISITION 1, LTD., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Sub"), and PENNACO ENERGY, INC., a Delaware corporation (the "Company").

                              PRELIMINARY STATEMENT

                  The parties hereto also are the parties to an Agreement and Plan of Merger dated as of December 22, 2000 (the "Merger Agreement"), and they desire to amend the Merger Agreement as provided herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements this Amendment contains, Parent, Sub and the Company hereby agree as follows:

                  Section 1. Amendment. (a) Section 1.07 of the Merger Agreement hereby is amended to read in its entirety as follows:

                  Section 1.07. Certificate of Incorporation and Bylaws.

                  (a) The Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended at the Effective Time to read in its entirety as set forth in Exhibit A hereto; and, as so amended, that Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and applicable Law.

                  (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall amended in their entirety at the Effective Time to read as the Bylaws of Sub, as in effect immediately prior to the Effective Time, provided that those amended Bylaws shall provide that the name of the Company is "Pennaco Energy, Inc."; and, as so amended, those Bylaws shall be the Bylaws of the Surviving Corporation until thereafter changed or amended in accordance with the provisions thereof and the provisions of the Certificate of Incorporation of the Surviving Corporation and applicable Law.

                  Section 2. Representatives and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows:

                  (a) The Company has all requisite corporate power and authority to execute and deliver this Amendment. The execution and delivery by the Company of this Amendment have been duly authorized by all necessary corporate action on the part of the Company, including approval of the Board of Directors of the Company in accordance with the provisions of Section 8.05 of the Merger Agreement.

                  (b) The Company has duly executed and delivered this Amendment, and this Amendment constitutes the legal, valid and binding obligation, enforceable against the Company in accordance with the terms hereof, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

                  Section 3. Representations and Warranties of Parent and Sub. Parent and Sub, jointly and severally represent and warrant to the Company as follows:

                  (a) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Amendment. The execution and delivery by each of Parent and Sub of this Amendment have been duly authorized by all necessary corporate action on the part of Parent and Sub.

                  (b) Each of Parent and Sub has duly executed and delivered this Amendment, and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as that enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor's rights generally and the application of general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity).

                  Section 4. Effect on Merger Agreement. When this Amendment becomes effective pursuant to the provisions of Section 5 hereof, all references to "this Agreement" in the Merger Agreement shall be deemed to refer to the Merger Agreement as amended by this Amendment, unless the context otherwise requires. Except as amended hereby, all provisions of the Merger Agreement are and will remain in full force and effect.

                  Section 5. Execution in Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts, each of which will be deemed for all purposes to be an original, but all of which together will constitute one and the same Amendment. This Amendment will become effective immediately on execution and delivery by the parties hereto.

                  Section 6. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                  MARATHON OIL COMPANY


                                  By:   /s/ Clarence P. Cazalot, Jr.
                                     ------------------------------------------
                                       Clarence P. Cazalot, Jr.
                                       President

                                  MARATHON OIL ACQUISITION 1, LTD.


                                  By:   /s/ Richard J. Murphy
                                     ------------------------------------------
                                       Richard J. Murphy
                                       President

                                  PENNACO ENERGY, INC.


                                  By:   /s/ Paul M. Rady
                                     ------------------------------------------
                                       Paul M. Rady
                                       President

                                                                       EXHIBIT A

                          CERTIFICATE OF INCORPORATION
                                       OF
                              PENNACO ENERGY, INC.


FIRST:            The name of the Corporation is PENNACO ENERGY, INC. (the
                  "Corporation").

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in, carry on and conduct any lawful business, act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

FOURTH: The total number of shares of stock which the Corporation will have authority to issue is 1,000 shares of common stock, which shares will be without par value ("Common Stock").

FIFTH: Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders of the Corporation. Cumulative voting of shares of Common Stock is prohibited. Shares of Common Stock may be issued for such consideration and for such corporate purposes as the Board of Directors of the Corporation may from time to time determine. In the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the Corporation, the holders of the Common Stock shall be entitled to receive all the assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by each.

SIXTH: The number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the Corporation. The election of directors need not be by written ballot, unless the by-laws so provide. Each director shall hold office for the full term for which such director is elected and until such director's successor shall have been duly elected and qualified or until his earlier death, resignation or removal.

SEVENTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the Corporation of the power, nor limit their power to adopt, amend or repeal the by-laws of the Corporation.

EIGHTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or hereafter may be amended, supplemented, or replaced or (d) for any transaction from which such director derived an improper personal benefit. Any repeal or modification of this Article EIGHTH shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                                                      APPENDIX C

               SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss.228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss.251 (other than a merger effected pursuant to ss.251(g) of this title), ss.252, ss.254, ss.257, ss.258, ss.263 or ss.264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss.251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss.251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss.253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to ss.228 or ss.253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
     (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

          (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
     (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

          (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.